SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐      Preliminary Proxy Statement
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☒      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to Rule 14a-12

L-3 COMMUNICATIONS HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

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L-3 COMMUNICATIONS HOLDINGS, INC.

To Our Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of L-3 Communications Holdings, Inc., to be held at 2:30 p.m., Eastern Daylight Time, on Tuesday, April 26, 2011, at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York. The notice and proxy statement for the Annual Meeting are attached to this letter and describe the business to be conducted at the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about March 14, 2011 to our stockholders of record as of the close of business on March 1, 2011. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included on page 4 of this proxy statement or in the Notice of Internet Availability of Proxy Materials.

To have your vote recorded, you should vote over the Internet or by telephone. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials sent to you. We encourage you to vote by any of these methods even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting. If you decide to attend, you can still vote your shares in person if you wish. Please let us know whether you plan to attend the Annual Meeting by indicating your plans when prompted over the Internet voting system or the telephone or (if you have received a paper copy of the proxy materials) by marking the appropriate box on the proxy card sent to you.

On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on April 26th.

Very truly yours,

Michael T. Strianese
Chairman, President and
 Chief Executive Officer

L-3 COMMUNICATIONS HOLDINGS, INC.

NOTICE OF 2011 ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

Notice is hereby given that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of L-3 Communications Holdings, Inc. (“L-3” or the “Company”) will be held at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York on Tuesday, April 26, 2011, at 2:30 p.m., Eastern Daylight Time, for the following purposes:

1.	Election of the three Class I Directors listed herein whose terms expire in 2014;

2.	Ratification of the appointment of our independent registered public accounting firm for 2011;

3.	To approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as described herein;

4.	To determine, in a non-binding, advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years; and

5.	Transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors

Steven M. Post
Senior Vice President, General Counsel and
 Corporate Secretary

March 14, 2011

IMPORTANT

Whether or not you currently plan to attend the Annual Meeting in person, please vote over the Internet or by telephone, or (if you received a paper copy of the proxy materials) complete, date, sign and promptly mail the paper proxy card sent to you. You may revoke your proxy if you attend the Annual Meeting and wish to vote your shares in person.

L-3 Communications Holdings, Inc.
600 Third Avenue
New York, New York 10016

PROXY STATEMENT

This proxy statement is being made available to the holders of the common stock, par value $0.01 per share, of L-3 Communications Holdings, Inc. (the “Common Stock”) in connection with the solicitation of proxies for use at the Annual Meeting to be held at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York at 2:30 p.m., Eastern Daylight Time, on Tuesday, April 26, 2011.

RECORD DATE

Our Board of Directors has fixed the close of business on March 1, 2011 as the Record Date (the “Record Date”) for the Annual Meeting. Only stockholders of record at the Record Date are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements thereof, in person or by proxy. At the Record Date, there were 108,090,470 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share of our Common Stock held by such holder. The holders of a majority of the outstanding shares of our Common Stock entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at the Annual Meeting.

On or about March 14, 2011, we either mailed you a notice (the “Notice”) notifying you how to vote online and how to electronically access a copy of this proxy statement, our Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2010 (together referred to as the “Proxy Materials”) or mailed you a complete set of the Proxy Materials. If you have not received but would like to receive printed copies of these documents, including a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice.

PROXIES

The proxies are solicited by our Board of Directors on our behalf for use at the Annual Meeting and any adjournments or postponements of the Annual Meeting, and the expenses of solicitation of proxies will be borne by us. The solicitation will be made primarily via the Internet and by mail, but our officers and regular employees may also solicit proxies by telephone, telegraph, facsimile, or in person. We also have retained Georgeson Inc. to assist in soliciting proxies. We expect to pay Georgeson Inc. approximately $10,000 plus expenses in connection with its solicitation of proxies.

Each stockholder may appoint a person (who need not be a stockholder), other than the persons named in the proxy, to represent him or her at the Annual Meeting by completing another proper proxy. In either case, such completed proxy should be returned in the envelope provided to you for that purpose (if you have requested or received a paper copy of the Proxy Materials) or should be delivered to L-3 Communications Holdings, Inc. c/o Computershare Investor Services, P.O. Box 43102, Providence, Rhode Island 02940-5068, not later than 1:00 a.m., Eastern Daylight Time, on Tuesday, April 26, 2011 or by 10:00 a.m. Eastern Daylight Time on Thursday, April 21, 2011 if you own shares through L-3’s 401(k) plan.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the proxy upon our receipt, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. Where a choice has not been specified on the proxy card, the proxy will be voted in accordance with the recommendations of our Board of Directors.

Assuming a quorum is present, a majority of the votes cast at the Annual Meeting is required for (1) the election of directors; (2) the ratification of the appointment of the independent registered public accounting firm; (3) the non-binding and advisory approval of the compensation paid to our named executive officers; and (4) the non-binding and advisory determination of whether the vote to approve the compensation paid to our named executive officers will occur every one, two or three years. Abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker non-votes”) will be counted for purposes of determining a quorum. In determining whether (i) a director nominee has been elected by the stockholders; (ii) the compensation paid to our named executive officers has been approved; and (iii) the vote to approve the compensation paid to our named executive officers will occur every one, two or three years, abstentions and “broker non-votes” will have no effect on the outcome of any of these proposals. Finally, for the selection of the independent registered public accounting firm, abstentions will have no effect on the outcome of this proposal.

VOTING IN PERSON

If you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice or the admission ticket attached to your proxy card if you received a paper copy. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or (if you received a paper copy of the Proxy Materials) by mail so that your vote will be counted even if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you own your shares of our Common Stock through a bank, brokerage firm or other record holder and wish to vote in person at the Annual Meeting, you must request a “legal proxy” from your bank or broker or obtain a proxy from the record holder.

VOTING BY INTERNET, TELEPHONE OR MAIL

The following sets forth how a stockholder can vote over the Internet, by telephone or by mail:

Voting By Internet

If you hold your shares of our Common Stock through a bank or brokerage firm (i.e., you are not a registered holder), you can vote at: www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your Notice or your paper voting instruction form (if you received a paper copy of the Proxy Materials).

If you own your shares of our Common Stock directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A., or through L-3’s 401(k) plan, you can vote at: www.investorvote.com/LLL, 24 hours a day, seven days a week. You will need the 15-digit Control Number included on your paper proxy card.

Voting By Telephone

If you hold your shares of our Common Stock through a bank or brokerage firm, you can vote using a touch-tone telephone by calling the toll-free number included on your paper voting instruction form (if you received a paper copy of the Proxy Materials), 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your paper voting instruction form.

If you own your shares of our Common Stock directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A., or through L-3’s 401(k) plan, you can vote using a touch-tone telephone by calling 1-800-652-VOTE (8683), 24 hours a day, seven days a week. You will need the 15-digit Control Number included on your paper proxy card.

If you hold your shares in street name, you may also submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions.

The Internet and telephone voting procedures, which comply with Delaware law and the Securities and Exchange Commission (the “SEC”) rules, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting By Mail

If you have received a paper copy of the Proxy Materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your Proxy Materials or voting instruction form.

Deadline for Submitting Votes By Internet, Telephone or Mail

If you hold your shares of our Common Stock through a bank or brokerage account, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on Monday, April 25, 2011.

If you own your shares of our Common Stock directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A., proxies submitted over the Internet or by telephone as described above must be received by 1:00 a.m., Eastern Daylight Time, on Tuesday, April 26, 2011.

If you own your shares of our Common Stock through L-3’s 401(k) plan, proxies submitted over the Internet or by telephone as described above must be received by 10:00 a.m., Eastern Daylight Time, on Thursday, April 21, 2011.

Proxies submitted by mail should be returned in the envelope provided to you with your paper proxy card or voting instruction form, not later than 1:00 a.m., Eastern Daylight Time, on Tuesday, April 26, 2011 or by 10:00 a.m., Eastern Daylight Time, on Thursday, April 21, 2011 if you own your shares through L-3’s 401(k) plan.

Revocation of Proxies Submitted by Internet, Telephone or Mail

To revoke a proxy previously submitted over the Internet, by telephone or by mail, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also attend the Annual Meeting and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 26, 2011.

The following Proxy Materials are available for you to view online at http://www.L-3com.com: (i) this proxy statement (including all attachments); (ii) our Summary Annual Report and Annual Report on Form 10-K, in each case for the year ended December 31, 2010 (which is not deemed to be part of the official proxy soliciting materials); and (iii) any amendments to the foregoing materials that are required to be furnished to stockholders. In addition, if you have not received a copy of our Proxy Materials and would like one, you may download an electronic copy of our Proxy Materials or request a paper copy at http://www.L-3com.com. You will also have the opportunity to request paper or email copies of our Proxy Materials for all future Annual Meetings.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes: John M. Shalikashvili, Michael T. Strianese and John P. White constitute a class with a term that expires at the Annual Meeting in 2011 (the “Class I Directors”); Lewis Kramer, Robert B. Millard and Arthur L. Simon constitute a class with a term that expires at the Annual Meeting of Stockholders in 2012 (the “Class III Directors”); and Claude R. Canizares, Thomas A. Corcoran and Alan H. Washkowitz constitute a class with a term that expires at the Annual Meeting of Stockholders in 2013 (the “Class II Directors”). On February 24, 2011, General (Ret.) Shalikashvili notified the Company that he intends to retire on the date of the Company’s Annual Meeting and, accordingly, will not stand for re-election as a Class I director to the Company’s Board of Directors.

The full Board of Directors has considered and nominated the following slate of Class I nominees for a three-year term expiring in 2014: H. Hugh Shelton, Michael T. Strianese and John P. White. Action will be taken at the Annual Meeting for the election of these three nominees.

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of H. Hugh Shelton, Michael T. Strianese and John P. White except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2011

The following information describes the offices held, other business directorships and the class and term of each nominee. Beneficial ownership of equity securities of the nominees is described in “Security Ownership of Management” on page 27.

Class I — Directors Whose Term Will Expire in 2014

Name	Age	Principal Occupation And Other Information

H. Hugh Shelton	69	General Shelton (U.S. Army — Ret.) was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and the National Security Council when he served as the fourteenth Chairman of the Joint Chiefs of Staff, Department of Defense, for two terms from 1997 until his retirement in 2001. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as the Commander in Chief of U.S. Special Operations Command (SOCOM). General (Ret.) Shelton has served as the Director of the General H. Hugh Shelton Leadership Program at North Carolina State University since January 2002. From January 2002 until April 2006, General (Ret.) Shelton served as the President, International Sales, for M.I.C. Industries, an international manufacturing company. General (Ret.) Shelton currently serves as Chairman of the Board of Directors of Red Hat, Inc. During the past five years General (Ret.) Shelton has also served on the board of directors of Anheuser-Busch Companies, Inc., Anteon International Corporation, CACI International Inc. and Protective Products of America, Inc.

Name	Age	Principal Occupation And Other Information

Michael T. Strianese	55	Chairman, President and Chief Executive Officer. Member of the Executive Committee. Mr. Strianese became Chairman on October 7, 2008 and has served as President and Chief Executive Officer and a Director since October of 2006. Until February 2007 Mr. Strianese was also our Corporate Ethics Officer. He was our interim Chief Executive Officer and Chief Financial Officer from June 2006. Mr. Strianese became Chief Financial Officer in March 2005. From March 2001 to March 2005 he was our Senior Vice President — Finance. He joined us in April 1997 as Vice President — Finance and Controller and was our Controller until July 2000. From April 1996, when Loral was acquired by Lockheed Martin, to April 1997, Mr. Strianese was Vice President and Controller of Lockheed Martin’s C3I and Systems Integration Sector. In addition, he served as acting Chief Financial Officer of Lockheed Martin’s Electronics Sector. Prior to Lockheed’s acquisition of Loral, Mr. Strianese spent six years with Loral where he held a number of positions with increasing responsibility in areas of mergers and acquisitions and financial management. Mr. Strianese is a current member of the Council on Foreign Relations and the Aerospace Industries Association’s Board of Governors where he serves on its Executive Committee.

John P. White	74	Director since October 2004. Member of the Nominating/Corporate Governance and Compensation Committees. Dr. White is the Robert and Renée Belfer Lecturer at the John F. Kennedy School of Government, Harvard University. Dr. White has a long history of government service, serving as U.S. Deputy Secretary of Defense from 1995-1997; as Deputy Director of the Office of Management and Budget from 1978 to 1981, and as Assistant Secretary of Defense, Manpower, Reserve Affairs and Logistics from 1977 to 1978. Dr. White also served as a lieutenant in the United States Marine Corps from 1959 to 1961. Prior to his most recent government position, Dr. White was the Director of the Center for Business and Government at Harvard University and the Chairman of the Commission on Roles and Missions of the Armed Forces. Dr. White has extensive private sector experience, including service as Chairman and CEO of the Interactive Systems Corporation, a position he held from 1981 to 1988. Following Interactive Systems Corporation’s sale to the Eastman Kodak Company in 1988, he was General Manager of the Integration and Systems Product Division and a Vice President of Kodak until 1992. Dr. White also spent nine years at the RAND Corporation, where he served as the Senior Vice President of National Security Research Programs and as a member of the Board of Trustees. He continues to serve as a Senior Fellow to the RAND Corporation. Dr. White is a current member of the Council on Foreign Relations. He also serves as a Director of the Concord Coalition, as well as a Trustee Emeritus of the Institute for Defense Analyses. He is a member of the board of trustees of the National Defense University and a member of the board of directors of the Center for a New American Security. Dr. White was the leader of President Obama’s transition team for the Department of Defense. He is also a member of the Missile Defense Advisory Committee of the U.S. Department of Defense.

The nominees for election to the Board of Directors are hereby proposed for approval by the stockholders. Assuming a quorum is present, a majority of the votes cast at the Annual Meeting is required for the election of each nominee.

The Board of Directors Recommends a Vote FOR Each of the Proposed Nominees Listed Above for Election to the Board of Directors.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the 2011 Annual Meeting and who is not subject to election this year.

Beneficial ownership of equity securities for these directors is described in “Security Ownership of Management” on page 27.

Class III — Directors Whose Term Expires in 2012

Name	Age	Principal Occupation And Other Information

Lewis Kramer	63	Director since July 2009. Member of the Audit and Compensation Committees. An Ernst & Young partner from 1981 until he retired, Mr. Kramer most recently served as the Global Client Service Partner for worldwide external audit and all other services for major clients. He previously served as Ernst & Young’s National Director of Audit Services and served on the firm’s United States Executive Board. Mr. Kramer completed a nearly 40-year career at Ernst & Young before retiring in June 2009.

Robert B. Millard	60	Director since April 1997. Lead Independent Director of the Board of Directors, Chairman of the Compensation and Executive Committees. Mr. Millard is currently the Managing Partner of Realm Partners LLC. He held various positions, including Managing Director of Lehman Brothers Inc. and its predecessors between 1976 and 2008. Mr. Millard is a director of GulfMark Offshore, Inc., Weatherford International, Inc., Associated Universities, Inc., Massachusetts Institute of Technology (“MIT”), Population Council and the Remarque Institute. He is also a current member of the Council on Foreign Relations.

Arthur L. Simon	79	Director since April 2001. Member of the Audit and Nominating/Corporate Governance Committees. Mr. Simon is an independent consultant. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand LLP (“C&L”), Certified Public Accountants, from 1968 to 1994. He is a director of Loral Space & Communications Corp. and he serves as Chair of their Audit Committee.

Class II — Directors Whose Term Expires in 2013

Name	Age	Principal Occupation And Other Information

Claude R. Canizares	65	Director since May 2003. Member of the Audit Committee. Since 1971, Professor Canizares has been at MIT. He currently serves as the Vice President for Research and Associate Provost and is the Bruno Rossi Professor of Physics. In addition, he is a principal investigator on NASA’s Chandra X-ray observatory and Associate Director of its science center and serves on the Department of Commerce’s National Advisory Council on Innovation and Entrepreneurship. He serves on the National Renewable Energy Laboratory Alliance for Sustainable Energy Board and has served on the Air Force Scientific Advisory Board, the NASA Advisory Council, and the Council of the National Academy of Sciences, among others. Professor Canizares is a member of the National Academy of Sciences, the International Academy of Astronautics, and a fellow of the American Academy of Arts and Sciences, the American Physical Society and the American Association for the Advancement of Science.

Thomas A. Corcoran	66	Director since July 1997. Chairman of the Audit Committee since April 27, 2004 and a member of the Executive Committee. Mr. Corcoran is also Chief Executive Officer of Corcoran Enterprises, LLC, a private management consulting firm, and in this capacity he works closely with The Carlyle Group, a Washington D.C.-based private equity firm. Mr. Corcoran has been a senior advisor to The Carlyle Group since 2004. From March 2001 to April 2004, Mr. Corcoran was the President and Chief Executive Officer of Gemini Air Cargo, a Carlyle company. Since February 2006, he has been Chairman of Proxy Aviation Systems, Inc., a private company in Germantown, MD. Mr. Corcoran was the President and Chief Executive Officer of Allegheny Teledyne Incorporated from October 1999 to December 2000. From April 1993 to September 1999 he was the President and Chief Operating Officer of the Electronic Systems Sector and Space & Strategic Missiles Sector of Lockheed Martin Corporation. Prior to that he worked for General Electric for 26 years and from 1983 to 1993 he held various management positions with GE Aerospace and was a company officer from 1990 to 1993. Mr. Corcoran is a member of the Board of Trustees of Stevens Institute of Technology and the Boards of Directors of the American Ireland Fund, GenCorp, Inc., LaBarge, Inc., Aer Lingus plc., ARINC, a Carlyle company , and Proxy Aviation Systems, a privately held company. Mr. Corcoran formerly served on the Boards of Directors of REMEC, Inc., Serco Ltd and United Industrial Corporation.

Alan H. Washkowitz	70	Director since April 1997. Chairman of the Nominating/Corporate Governance Committee and member of the Compensation Committee. Mr. Washkowitz is a former Managing Director of Lehman Brothers, and was responsible for the oversight of Lehman Brothers Inc. Merchant Banking Portfolio Partnership L.P. Mr. Washkowitz joined Lehman Brothers Inc. in 1978 when Kuhn Loeb & Co. was acquired by Lehman Brothers. Mr. Washkowitz is a director of Peabody Energy Corporation. Mr. Washkowitz retired from Lehman Brothers Inc. in July 2005 and is currently a private investor.

As discussed above, on February 24, 2011 General (Ret.) Shalikashvili notified the Company that he intends to retire on the date of the Company’s Annual Meeting and, accordingly, will not stand for re-election as a Class I director to the Company’s Board of Directors. General (Ret.) Shalikashvili, age 74, served as a Director of the Company since August 1998. He was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and the National Security Council when he served as the thirteenth Chairman of the Joint Chiefs of Staff, Department of Defense, for two terms from 1993 to 1997. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as the Commander in Chief of all United States forces in Europe and as NATO’s tenth Supreme Allied Commander, Europe (SACEUR). He has also served in a variety of command and staff positions in the continental United States, Alaska, Belgium, Germany, Italy, Korea, Iraq, Turkey and Vietnam.

When considering the specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that General (Ret.) Shalikashvili should serve on the Board of Directors, the Board of Directors considered General (Ret.) Shalikashvili’s distinguished career as the Chairman of the Joint Chiefs of Staff, Department of Defense and as NATO’s SACEUR as well as his valuable contributions to L-3’s success during his many years of Board service.

For a discussion of the specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that each of the Company’s continuing directors and its nominee for director, H. Hugh Shelton, should serve on the Board of Directors, see “The Board of Directors and Certain Governance Matters — Board of Directors Composition” beginning on page 15.

PROPOSAL 2. SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and a proposal to ratify this selection will be submitted to the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since our formation in 1997, and the Audit Committee and the Board of Directors believe it is desirable and in our best interests to continue to retain that firm. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although ratification is not required by our Amended and Restated Bylaws (the “Amended and Restated Bylaws”) or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If the foregoing proposal is not approved by the holders of a majority of the shares represented at the Annual Meeting, it will be considered as notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors Recommends a Vote FOR Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.

PROPOSAL 3. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers as disclosed on pages 28-66 of this proxy statement. In connection with this vote, stockholders may also wish to consider the discussion regarding the “Compensation Committee” beginning on page 17. While the results of this vote are advisory, and not binding on our Company, our Compensation Committee intends to carefully consider the results of this vote when making future compensation decisions. The following is a summary of key points that stockholders may wish to consider in connection with their voting decision.

Our compensation program places a strong emphasis on performance-based variable pay to ensure a high pay-for-performance culture. In 2010, 90% of our Chief Executive Officer’s total direct compensation was in the form of performance-based annual and long-term incentives. This includes 28% of compensation in the form of stock options that have value only based on future increases in our stock price, and 21% in the form of performance units that will be forfeited unless our company’s performance during fiscal 2010-2012 meets pre-established goals for growing earnings per share (EPS) and for achieving favorable total stockholder returns (TSR) when compared to other companies within the S&P 1500 Aerospace & Defense Index.

Our performance targets are meaningful and rigorous, and are designed to encourage our executives to perform at the highest levels. For example, our minimum EPS performance target for the 2010-2012 period is based on the mid-point of our January 2010 published financial guidance of 6% annual growth. If we fail to achieve compound annual EPS growth of at least 6% for the 2010-2012 period, our executives will forfeit all of their EPS performance units. In order for executives to receive the target value for these awards, we must grow EPS at a compound annual rate of at least 8%, or approximately two percentage points higher than the mid-point growth rate reflected in our guidance.

Our compensation program reflects sound pay practices. In addition to the practices described above, our compensation program reflects the following:

•	We do not have any employment contracts with any of our named executive officers.

•	We do not provide our named executive officers with any guarantees as to salary increases, non-performance based bonuses or equity compensation.

•	Our perquisites are very modest and do not include any tax reimbursements or “gross-ups.”

•	We have adopted stock ownership guidelines for our named executive officers, which are intended to align their long-term interests with those of our stockholders and to encourage a long-term focus in managing our company. Under our stock ownership guidelines, executives are required to maintain an ownership interest in our Common Stock of 1 to 5 times their base salary.

We believe that the information disclosed in this proxy statement demonstrates that our executive compensation program is well-designed and is working as intended. In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are submitting for stockholder consideration the following resolution to approve, in a non-binding, advisory vote, the compensation of our named executive officers as disclosed on pages 28-66 of this proxy statement:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

The Board of Directors Recommends a Vote FOR Approval of the Compensation Paid to Our Named Executive Officers.

PROPOSAL 4. ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY
OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are submitting for stockholder consideration a separate resolution to determine, in a non-binding advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding, advisory vote in Proposal 3 on page 11) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for L-3 at this time, and, therefore, our Board of Directors recommends that you vote for future advisory votes on executive compensation to occur each year.

In formulating its recommendation, our Board of Directors recognized that the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance. However, because executive compensation disclosures are made annually, the Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for L-3, and we look forward to hearing from our stockholders on this proposal.

The Board of Directors Recommends that You Vote “ONE YEAR” With Respect To The Frequency With Which Stockholders Are Provided An Advisory Vote on the Compensation Paid to Our Named Executive Officers.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Executive, Audit, Nominating/Corporate Governance and Compensation Committees. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Leadership Structure

The Board of Directors determined that combining the Chief Executive Officer and Chairman positions is the appropriate leadership structure for L-3 at this time. The Board of Directors believes that “one-size” does not fit all, and the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depend upon a company’s particular circumstances at a given point in time. Accordingly, the Board of Directors carefully considers from time to time whether the Chief Executive Officer and Chairman positions should be combined based on what the Board of Directors believes is best for the Company and its stockholders.

Board structures vary greatly among U.S. public corporations, with over 60% of S&P 500 companies combining the positions of Chief Executive Officer and Chairman and only 19% of the S&P 500 having an independent chairman, according to a recent survey. The Board of Directors does not believe that the evidence demonstrates that any one leadership structure is more effective at creating long-term stockholder value. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the Chief Executive Officer and Chairman positions, if the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

The Board of Directors believes that if the positions of Chief Executive Officer and Chairman are combined, then appointing a lead independent director is necessary for effective governance. Accordingly, the Company’s Corporate Governance Guidelines provide that, in the event the Chief Executive Officer and Chairman positions are combined, the independent members of the Board of Directors will elect a “Lead Independent Director.” In addition to presiding at executive sessions of the independent directors, the responsibilities of the Lead Independent Director, which are clearly set forth in the Company’s Corporate Governance Guidelines, also include:

•	approving schedules for Board of Directors meetings;

•	approving the agendas for meetings of the Board of Directors;

•	specifically requesting the inclusion of certain materials for Board of Directors meetings, when appropriate;

•	recommending, as appropriate, that the Board of Directors retain consultants who will report directly to the Board of Directors; and

•	acting as a liaison between the independent directors and the Chairman.

The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership. The Board of Directors believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, in 2010, the independent directors met in executive session four times with the Lead Independent Director presiding at such meetings.

L-3’s approach regarding its leadership structure has varied depending on what was best for L-3 at a particular point in time. Frank C. Lanza, one of L-3’s founders, served as Chairman and CEO from the time of L-3’s formation in 1997 until his death in 2006. Following his death, the Board of Directors promoted Michael T. Strianese, then L-3’s Chief Financial Officer, to the CEO position but also chose to appoint Robert B. Millard, one of its independent directors, as Chairman. In 2008, the Board of Directors decided to again combine the Chairman and CEO positions, and the independent directors appointed Mr. Millard as the Lead Independent Director. The Board of Directors believes that its current structure is in the best interest of L-3 at this time as it allows for a balance of power between the CEO and the independent directors and provides an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management. The Board also believes that L-3’s current leadership structure does not affect the Board’s role in risk oversight of the Company. In addition, The Board of Directors also believes that combining the roles of Chairman and CEO gives L-3 the best chance to continue on its path of outstanding performance over the long term. With slower growth in the U.S. Department of Defense budget, it has become more important than ever for L-3 to seek out business opportunities in the international community. In L-3’s industry, the Board of Directors believes that access to decision-makers in foreign countries is made easier when the roles of Chairman and CEO are combined as their customs often times dictate having comparable titles when conducting negotiations. Moreover, since most of L-3’s industry peers have combined the roles of chairman and CEO, L-3 believes that separating such roles would put us at a significant competitive disadvantage.

Independence

The Board of Directors has affirmatively determined that all of the directors, other than Mr. Strianese, including those who serve on the Audit, Nominating/Corporate Governance and Compensation Committees of the Board of Directors, have no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Therefore, all of our directors, other than Mr. Strianese, are “independent” under all applicable standards. In connection with its determination that Mr. Millard and Professor Canizares are independent directors, the Board of Directors considered the fact that we conducted business with MIT where Mr. Millard is a trustee and Professor Canizares is employed as a full time professor. In addition, the Board of Directors considered the fact that we conducted business with NASA where Professor Canizares is a principal investigator of NASA’s Chandra X-ray observatory and is Associate Director of its science center. During 2010, we retained MIT to provide research and development on our behalf, and MIT and NASA purchased equipment from us. Payments made to, or received from, MIT or NASA were less than 1% of MIT’s, NASA’s or L-3’s annual consolidated gross revenues during each of their last completed fiscal years. Mr. Millard and Professor Canizares did not have any interest in these transactions and Professor Canizares recused himself from all decisions regarding L-3 with respect to these transactions.

Messrs Corcoran and White and General (Ret.) Shalikashvili serve as directors, trustees or in similar capacities (but not as executive officers or employees) for one or more non-profit organizations to which we have made charitable contributions. Contributions to these organizations were less than the greater of $1,000,000 or 1% of each of those organizations’ annual consolidated gross revenues during their last completed fiscal years and were below the thresholds set forth under our categorical standards of director independence.

In addition, the Board of Directors has determined that Professor Canizares and Messrs. Corcoran, Kramer and Simon, members of the Audit Committee, are “independent” for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“the Exchange Act”).

The Board of Directors has adopted Corporate Governance Guidelines that meet the independence standards of the NYSE. Also, as part of our Corporate Governance Guidelines, the Board of Directors has adopted categorical standards to assist it in evaluating the independence of each of its directors. The categorical standards, which are included in our Corporate Governance Guidelines, are intended to assist the Board of Directors in determining whether or not certain relationships between our directors and us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed not to be material. Our Corporate Governance Guidelines, which include our categorical standards of independence, can be obtained through our website at: http://www.L-3com.com.

Directors are expected to attend board meetings and meetings of the committees on which they serve, to spend the time needed, and to meet as frequently as necessary, in order to properly discharge their responsibilities. In addition, to the extent reasonably practicable, directors are expected to attend stockholder meetings. During the fiscal year ended December 31, 2010, the Board of Directors held nine meetings. Each director attended at least 75% of the combined number of meetings of the Board of Directors and meetings of committees on which he served during the period in 2010 in which he served as a director. All of our current directors attended our annual stockholders meeting in April 2010. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chairman, President and Chief Executive Officer, is not present. Mr. Millard, our Lead Independent Director of the Board of Directors, presides at the regularly held executive sessions of the independent directors.

Board of Directors Composition

The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. In that regard, the Nominating/Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board of Directors or by the stockholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating/Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors and (2) all other factors it considers appropriate. In addition, although the Board of Directors does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating/Corporate Governance Committee carefully considers, are the benefits to the Company of diversity, including gender and racial diversity, in board composition.

After conducting an initial evaluation of a candidate, the Nominating/Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating/Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

As part of its recurring activities, the Nominating/Corporate Governance Committee seeks to identify qualified candidates to sit on the Board of Directors. In the case of the nomination of General (Ret.) Shelton, General (Ret.) Shelton was recommended by Robert RisCassi. Mr. RisCassi was a Senior Vice President of L-3, until he retired in 2009, and now serves as a consultant to the Company. Mr. RisCassi advised Mr. Strianese, the Chairman, President and Chief Executive Officer, that he believed that General (Ret.) Shelton would be a valuable addition to L-3’s Board and that he should be one of the candidates considered by the Nominating/Corporate Governance Committee to fill a vacancy should a vacancy arise. Mr. Strianese then submitted Mr. RisCassi’s recommendation to the Nominating/Corporate Governance Committee for its review and consideration. The Nominating/Corporate Governance Committee Chairman, as well as several members of the Board of Directors, met with General (Ret.) Shelton to consider whether he would be an appropriate candidate for L-3’s Board of Directors. On March 4, 2011, the Nominating/Corporate Governance Committee met to consider General (Ret.) Shelton’s candidacy. At that meeting, they voted unanimously to recommend

General (Ret.) Shelton to the Board of Directors as a nominee for election as a director at the Annual Meeting. Following that recommendation, the Board of Directors unanimously agreed to recommend to stockholders General (Ret.) Shelton as a Class I nominee for election to the Board of Directors for a three-year term expiring in 2014.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of L-3’s business and structure, the Board of Directors focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth on pages 5-9. In particular,

•	with regards to Professor Canizares, the Board of Directors considered his distinguished career as a tenured professor at MIT including his current responsibility for 18 research laboratories with an aggregate annual research budget of $1.4 billion, as well as his extensive knowledge of the aerospace industry;

•	with regards to Mr. Corcoran, the Board of Directors considered his business operations background, including his service as the chief executive officer of a number of businesses, and his expertise in the aerospace and defense industries;

•	with regards to Mr. Kramer, the Board of Directors considered his significant experience, expertise and background with regard to accounting and internal control matters as well as the breadth of his business knowledge gained while serving as an independent auditor for numerous organizations across many industries;

•	with respect to Mr. Millard, the Board of Directors considered his extensive financial background;

•	with regards to General (Ret.) Shelton, the Board of Directors considered his distinguished career as the Chairman of the Joint Chiefs of Staff, Department of Defense and as the Commander in Chief of U.S. Special Operations Command (SOCOM);

•	with regards to Mr. Simon, the Board of Directors considered his significant experience, expertise and background with regard to accounting and internal control matters and the breadth of his business knowledge gained while serving as an independent auditor for numerous organizations across many industries and as the chair of the audit committee of Loral Space & Communications Corp.;

•	with regards to Mr. Strianese, the Board of Directors considered his position as Chief Executive Officer and his expertise and experience in the aerospace and defense industries;

•	with regards to Mr. Washkowitz, the Board of Directors considered his extensive financial background; and

•	with regards to Professor White, the Board of Directors considered his distinguished career of government service, his distinguished career as a tenured professor of government at Harvard, his service on the board of trustees of the National Defense University and his extensive knowledge of the defense industry.

In addition, in connection with the nominations of Messrs. Strianese and White for election as directors at the 2011 Annual Meeting, the Board of Directors considered their valuable contributions to L-3’s success during their many years of Board service.

Audit Committee

The current members of the Audit Committee are:  Claude R. Canizares, Thomas A. Corcoran (chair), Lewis Kramer and Arthur L. Simon. The Audit Committee met 14 times in 2010. The Audit Committee is generally responsible for, among other things:

•	selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;

•	overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreements, if any, between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•	pre-approving audit, other audit, audit-related and permitted non-audit services to be performed by the independent registered public accounting firm and related fees;

•	meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;

•	reviewing the findings of the independent registered public accounting firm with respect to the annual audit;

•	meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the SEC and reporting annually to the Board of Directors with respect to such matters;

•	reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting process and disclosure controls and procedures; and

•	reviewing the internal audit function.

L-3’s Audit Committee Charter states that the Audit Committee shall consist of at least three members, all of whom are determined by the Board of Directors to meet the independence, financial literacy and expertise requirements of the SEC and NYSE. These requirements dictate that all Audit Committee members must be financially literate and at least one member of the Audit Committee shall be an “audit committee financial expert” in compliance with the criteria established by the SEC and NYSE. The Board of Directors has determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the NYSE listing standards, Rule 10A-3 under the Exchange Act and our independence standards. In addition, the Board of Directors has determined that Mr. Simon and Mr. Kramer are both “audit committee financial experts,” as defined by Item 407(d)(5) of Regulation S-K.

Compensation Committee

The current members of the Compensation Committee are:  Robert B. Millard (chair), Lewis Kramer, John M. Shalikashvili, Alan H. Washkowitz and John P. White. The Compensation Committee, which had five meetings in 2010, is responsible for, among other functions:

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

•	evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determining and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	reviewing and making recommendations to the Board of Directors with respect to equity-based plans that are subject to the approval of L-3’s stockholders, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving incentive compensation plans and equity compensation plans of L-3 that are not otherwise subject to the approval of L-3’s stockholders;

•	reviewing and discussing with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company; and

•	reviewing and discussing the “Compensation Discussion and Analysis” section contained in this proxy statement.

In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” beginning on page 28 and “Compensation of Directors” beginning on page 67.

The Board of Directors has determined that all of the members of the Compensation Committee meet our standards for independence and the independence requirements mandated by the NYSE listing standards. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). For more of a discussion concerning Section 162(m), see “Compensation Discussion and Analysis — Other Factors Affecting Compensation” beginning on page 46.

Use of Consultants

As set forth in its charter, the Compensation Committee has the authority to select, retain and/or replace, as needed, outside consultants to provide advice to the Compensation Committee in connection with its fulfillment of its responsibilities. Since 2004, the Compensation Committee has retained Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to provide information, analyses and advice regarding executive and director compensation. In 2010, the Compensation Committee requested that Mercer advise it directly on a variety of compensation-related matters, including:

•	validating the peer group to be used for competitive benchmarking;

•	preparing analyses and recommendations of senior executive compensation levels as compared to the peer group and published compensation surveys;

•	assessing the pay recommendations that the Chief Executive Officer developed for senior executives, including the named executive officers;

•	developing pay recommendations for the Chief Executive Officer;

•	assessing the alignment of senior executive pay and company performance;

•	preparing analyses and recommendations of non-employee director pay levels as compared to the peer group;

•	preparing annual analyses of annual equity plan share usage and share dilution as compared to the peer group;

•	assessing performance unit measures and targets for performance units issued in 2010; and

•	updating the Compensation Committee on executive compensation trends and legislative developments affecting executive compensation.

In the course of conducting its activities, Mercer attended all meetings of the Compensation Committee and presented its findings and recommendations to the Compensation Committee for discussion. During the course of the year, Mercer met with management to obtain and validate data, and review materials. In 2010, the Company paid Mercer approximately $195,000 for all services rendered to the Compensation Committee. Mercer also attended select Board of Directors meetings at which the Compensation Committee reviewed the executive compensation program with the Board of Directors, and met with the Chair of the Compensation Committee to review meeting agenda items and the scope of Mercer’s work.

L-3 and its affiliates also separately retain Mercer and other affiliates of MMC to provide services that are unrelated to the Compensation Committee services (the “Unrelated Company Services”). In 2010, the Company paid Mercer and its affiliates an aggregate of approximately $415,000 for these Unrelated Company Services. The Unrelated Company Services included: data recovery, collection and investigation services; brokerage services relating to insurance policies and surety bonds; actuarial valuation services for workers compensation and pension plan liabilities; and non-executive compensation consulting services. Separately in 2010, Seabury & Smith, Inc., an affiliate of MMC, acted as an insurance and services broker with respect to a number of insurance products, such as group universal life, home and auto insurance and legal services plans, that were offered to L-3’s U.S.-based employees and could be purchased through employee-directed payroll deductions.

The decisions to engage Mercer and its affiliates for Unrelated Company Services in 2010 were made by employees of the Company or its affiliates and were subsequently ratified by the Compensation Committee. Mercer has advised the Compensation Committee that none of its principals or employees who provided advice to the Compensation Committee had any direct or indirect involvement in providing these Unrelated Company Services, or in the Company’s selection of, or negotiation of arrangements with, Mercer or its affiliates to provide such services. In addition, none of Mercer’s principals or employees who provided advice to the Compensation Committee received any direct or indirect compensation as a result of Unrelated Company Services, other than to the extent that employees of Mercer benefit from the overall success of MMC and its affiliates generally. The Compensation Committee does not believe that Mercer’s ability to provide it with objective advice was impaired by the Unrelated Company Services provided to the Company and its affiliates.

Management retains its own outside compensation consultant, Towers Watson & Co., to provide the Company with non-executive compensation consulting services and advise management from time to time with regard to senior executive compensation programs.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee currently consists of Messrs. Simon, Washkowitz (Chairman) and White and General (Ret.) Shalikashvili. The Board of Directors expects that, if elected, General (Ret.) Shelton will serve as a member of the Nominating/Corporate Governance Committee. This committee, which met four times during 2010, monitors corporate governance policies and procedures and serves as the Nominating Committee for the Board of Directors.

The primary functions performed by this committee include, among other responsibilities:

•	developing, recommending and monitoring corporate governance policies and procedures for L-3 and the Board of Directors;

•	recommending to the Board of Directors criteria for the selection of new directors;

•	identifying and recommending to the Board of Directors individuals to be nominated as directors;

•	evaluating candidates recommended by stockholders in a timely manner;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	overseeing the evaluation of the Board of Directors and management; and

•	overseeing and approving the management continuity planning process.

The Nominating/Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. The Nominating/Corporate Governance Committee will review all candidates for director in the same manner, regardless of the source of the recommendation. Individuals recommended by stockholders for nomination as a director will be considered in accordance with the procedures described under Stockholder Proposals and Nominations on page 22 of this proxy statement.

The Board of Directors has determined that all of the members of the Nominating/Corporate Governance Committee meet the independence requirements mandated by the applicable NYSE listing standards applicable to serving on the Nominating/Corporate Governance Committee and our standards of independence.

Executive Committee

The Executive Committee currently consists of Messrs. Corcoran, Millard (Chairman), and Strianese. The Executive Committee did not meet during 2010. The Executive Committee may exercise most board powers during periods between board meetings.

Oversight of Risk Management

L-3 is exposed to various risks including, but not limited to, strategic, operational, financial, liquidity, reputational, and also risks relating to reporting, pending and threatened litigation, regulatory and legal compliance. L-3’s enterprise risk profile is also affected by changes in the yearly levels and priorities of its end customers, including the U.S. Department of Defense. L-3’s management designed the Company’s enterprise risk management process to identify, monitor and evaluate these risks, and develop an approach to address each identified risk. L-3’s enterprise risk management process is a company-wide initiative and involves each of our operating segments and business units. The Company takes a multi-disciplinary approach to risk.

L-3’s Chief Financial Officer, at the direction of the Chief Executive Officer, is responsible for overseeing the Company’s enterprise risk management process and periodically reports enterprise risk information to each of the Chief Executive Officer, the Audit Committee and the Board of Directors. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s General Counsel, the Executive Vice President of Corporate Strategy and Development, the Controller and Principal Accounting Officer, the Vice President — Planning, the Vice President of Internal Audit and Corporate Ethics Officer, and each of the business unit group presidents and group chief financial officers.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s enterprise risk management function. In this regard, the Audit Committee discusses policies with respect to risk assessment and risk management, and the Company’s Chief Financial Officer meets with the Audit Committee at least five times per year to specifically discuss the enterprise risks facing the Company, highlighting any new risks that may have arisen since they last met. Additionally, at each Board of Directors meeting, the Chief Executive Officer and Chief Financial Officer report information about major risks facing the company. Finally, the Chief Financial Officer reports directly to the Board of Directors at least once per year to apprise it directly of the Company’s enterprise risk management process.

Committee Charters and Corporate Governance Guidelines

The Board of Directors has adopted a charter for each of the Audit, Nominating/Corporate Governance and Compensation Committees and corporate governance guidelines that address the make-up and functioning of the Board of Directors. You can find links to these materials on our website at: http://www.L-3com.com under the “Investor Relations” tab by selecting “Corporate Governance.”

Code of Ethics and Business Conduct

The Board of Directors has adopted a code of ethics and business conduct that applies to all of our directors, officers and employees. You can find a link to such code on our website at: http://www.L-3com.com. In accordance with, and to the extent required by, the rules and regulations of the SEC, we intend to post on our Web site waivers or implicit waivers (as such terms are defined in Item 5.05 of Form 8-K of the Exchange Act) and amendments of the code of ethics and business conduct that apply to any of our directors and executive officers, including our Chairman, President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Vice President, Controller and Principal Accounting Officer or other persons performing similar functions.

Communications with Directors

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the full Board of Directors, the chair of any of the Executive, Audit, Nominating/Corporate Governance and Compensation Committees, to the non-management directors as a group or to the Lead Independent Director of the Board of Directors, may do so either by email that can be accessed through our website at http://www.L-3com.com or by addressing such communications or concerns to the Corporate Secretary of L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016, who will forward such communications to the appropriate party. The addressed communications may be done confidentially or anonymously. The Corporate Secretary or Assistant Secretary will forward all correspondence to the Board of Directors or the specifically designated party, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in our 2012 proxy statement must submit such proposal to us at our principal executive offices located at: 600 Third Avenue, New York, New York 10016, to the attention of the Corporate Secretary, no later than the close of business on November 15, 2011. Under Rule 14a-8 under the Exchange Act, a stockholder submitting a proposal to be included in the Company’s proxy statement is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Common Stock and to have held such Common Stock continuously for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

The Amended and Restated Bylaws provide for advance notice provisions. The Amended and Restated Bylaws require the timely notice of certain information to be provided by any stockholder who proposes director nominations or any other business for consideration at a stockholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed below and in the Amended and Restated Bylaws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a stockholders’ meeting must be received by our Corporate Secretary at our principal executive offices no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at the Company’s 2012 Annual Meeting, such a proposal must be received by the Corporate Secretary on or after December 28, 2011 but no later than January 27, 2012. In the event that the date of the 2012 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2011 Annual Meeting, notice must be received not earlier than 120 days prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the 2012 Annual Meeting is first made. All proposals must be sent to our principal executive offices by certified mail, return receipt requested, to the attention of the Corporate Secretary, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Stockholders may, subject to and in accordance with the Amended and Restated Bylaws, recommend director candidates for consideration by the Nominating/Corporate Governance Committee. The Amended and Restated Bylaws contain certain informational and other requirements that must be followed in connection with submitting director nominations and any other business for consideration at a stockholders’ meeting. The Amended and Restated Bylaws are posted on our website at http://www.L-3com.com

The notice must be delivered to the Corporate Secretary, who will forward the notice to the Nominating/Corporate Governance Committee for consideration.

EXECUTIVES AND CERTAIN OTHER OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executives, other than Mr. Strianese who is presented under “Class I — Directors Whose Term Expires in 2014”, and certain of our other officers.

Name	Age	Principal Occupation And Other Information

Curtis Brunson	63	Executive Vice President of Corporate Strategy and Development. Mr. Brunson became an Executive Vice President in February 2009 and is responsible for leading the execution of L-3’s business strategy, including customer relationships, technical development and business development. Prior to that, he was a Senior Vice President. Mr. Brunson began his career in 1972 with Sperry Systems Management Division, prior to its merger into Unisys Government Services. At Unisys for over 20 years, he held several management positions of increasing responsibility. When Loral acquired Unisys Communication Systems in Salt Lake City, he was General Manager. That division became part of L-3 during its formation in 1997, with Mr. Brunson becoming President at that time. Mr. Brunson holds a Bachelor of Science degree in Computer Science from the New York Institute of Technology and a Masters of Science degree in Computer Science from Polytechnic Institute in Brooklyn, New York.

Ralph G. D’Ambrosio	43	Senior Vice President and Chief Financial Officer. Mr. D’Ambrosio became Chief Financial Officer in January 2007 and a Senior Vice President in April 2010. From March 2005 to January 2007, he was our Vice President — Finance and Principal Accounting Officer and he continued to be our Principal Accounting Officer until April 2008. He became our Controller in August 2000 and a Vice President in July 2001 and was our Vice President and Controller to March 2005. He joined us in August 1997 and was our Assistant Controller until July 2000. Prior to joining us, he was a senior manager at C&L, where he held a number of positions since 1989. Mr. D’Ambrosio holds a Bachelor’s degree, summa cum laude, in Business Administration from Iona College and a Master’s degree, with honors, in Business Administration from the Stern School of Business at New York University.

Steven M. Post	58	Senior Vice President, General Counsel and Corporate Secretary. Mr. Post became Senior Vice President, General Counsel and Corporate Secretary on May 27, 2008. Prior to that, Mr. Post held several positions at L-3 including, most recently, Senior Vice President and General Counsel of the Integrated Systems’ group and prior to that, group counsel and associate counsel positions. Prior to joining L-3, Mr. Post was an instructor in the Contract Law department at the Judge Advocate General’s School in Charlottesville, Va. He began his legal and military career at the Office of the Staff Judge Advocate in Ft. Dix, N.J., as the contract and fiscal law advisor and as senior trial counsel. Following that assignment, Mr. Post served as a trial attorney in the litigation division for the Judge Advocate General at the Pentagon. Mr. Post earned his law degree with honors from Indiana University, and his undergraduate degree from the University of Dayton.

Name	Age	Principal Occupation And Other Information

James W. Dunn	67	Senior Vice President and President of Sensors & Simulation Group. Mr. Dunn became a Senior Vice President in January 2004. He joined L-3 in June 2000 as President of our Link Simulation and Training division. Prior to joining us, from April 1996, when Loral Corporation was acquired by Lockheed Martin, to May 2000, Mr. Dunn served as president of several Lockheed Martin business units, including the Tactical Defense Systems Group, the Defense Systems Group, Fairchild Systems and the NESS Eagan, Akron and Archibald divisions. Prior to that, Mr. Dunn was with the Loral Corporation for 18 years, joining them in 1978. During that time, he held a series of management positions, including President of Loral Fairchild Systems, Senior Vice President of Engineering and Senior Vice President of Program Management. Mr. Dunn has two Master’s degrees in both Electrical Engineering and Business Administration.

Steve Kantor	66	Senior Vice President and President of L-3 Services Group. Mr. Kantor was appointed Senior Vice President and President of L-3 Services Group in June 2010, prior to that Mr. Kantor was Senior Vice President and President of Marine & Power Systems Group as of March 2008. Prior to that he was Vice President and President of the Power and Controls Group. Mr. Kantor has over 35 years of experience in the defense electronics industry, serving the U.S. Department of Defense, prime contractors and OEMs and foreign allies. Previously, Mr. Kantor served as president of BAE Systems’ Reconnaissance and Surveillance Systems, a position he held since 1998. Prior to that, Mr. Kantor held various executive positions at Lockheed Martin, Loral and United Technologies. Mr. Kantor holds a Bachelor of Science degree in electrical engineering from the New York Institute of Technology.

John C. McNellis	58	Senior Vice President and President of Integrated Systems Group. Mr. McNellis became Senior Vice President and President of L-3 Integrated Systems Group in November 2008. Prior to that he was President of our Link Simulation and Training Division since September 2003. He possesses over 30 years of executive and project management experience in a broad spectrum of domestic and international defense programs. Prior to L-3, he served as President of Lockheed Martin’s Tactical Systems unit and held executive positions at Loral and IBM. Mr. McNellis has an extensive background in aircraft special mission systems, modification and maintenance; Command, Control, Communications, Intelligence, Surveillance and Reconnaissance systems; training systems; and satellite command and control. Mr. McNellis holds a Master of Science degree in physics from the University of California, Los Angeles as well as a Master of Business Administration degree from the University of Santa Clara.

Name	Age	Principal Occupation And Other Information

Charles J. Schafer	63	Senior Vice President and President of Products Group. Mr. Schafer became a Senior Vice President in April 2002. Mr. Schafer was appointed President of the Products Group in September 1999. He joined us in August 1998 as Vice President — Business Operations. Prior to August 1998, he was President of Lockheed Martin’s Tactical Defense Systems Division, a position he also held at Loral since September 1994. Prior to the April 1996 acquisition of Loral, Mr. Schafer held various executive positions with Loral, which he joined in 1984. He holds a Bachelor of Science degree from the New York Institute of Technology and a Master of Science degree from Columbia University Graduate School of Business.

Dan Azmon	47	Vice President, Controller and Principal Accounting Officer. Mr. Azmon was elected as a Vice President in April 2010. He has been our Principal Accounting Officer since April 2008 and our Controller since January 2005. Mr. Azmon joined L-3 in October 2000 and was our Assistant Controller until December 2004. Prior to joining L-3, Mr. Azmon held a number of financial management and financial reporting positions at ASARCO Incorporated and Salomon Brothers, Inc., and was a manager in the audit practice at C&L. He holds a Master of Business Administration degree from St. John’s University in accounting and a Bachelor of Business Administration degree in finance from Hofstra University. Mr. Azmon is also a certified public accountant.

Richard A. Cody	60	Vice President of Washington Operations. General Cody (U.S. Army — Ret.) joined L-3 in October 2008 and serves as a corporate vice president. Prior to joining L-3, General Cody served as the 31st Vice Chief of Staff, U.S. Army, a position he held from 2004 until his retirement from the U.S. Army in August 2008. With more than 36 years of service, General Cody has served in command and staff positions throughout the Army in the U.S. and overseas. He has also received major military awards and decorations, including the Defense Distinguished Service Medal, graduate of the U.S. Military Academy, General Cody is also a Master Aviator with more than 5,000 hours of flight time.

Robert E. Leskow	52	Vice President and President of Marine & Power Systems Group (“M&PS”). Mr. Leskow has 25 years of operational and financial management experience in the defense and commercial marine electronics industries. From 2002 to 2010, Mr. Leskow served as executive vice president and chief financial officer of M&PS. Prior to joining L-3, Mr. Leskow was the corporate controller for Signal Technology Corporation from 1999-2002 and held various management and financial leadership positions with Lockheed Martin and Loral. He holds a Bachelor of Science degree in Accounting from the University of Bridgeport, and a Master’s of Business Administration from Pace University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

We know of no person who beneficially owned more than five percent of the Common Stock, except as set forth below.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

Harris Associates Inc. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790(1)	5,672,200(1)	5.01	%(1)

(1)	Information shown is based on information reported by the filers on a Schedule 13G filed with the SEC on February 11, 2011, in which Harris Associates Inc. and Harris Associates L.P. each reported that it has sole voting and sole dispositive power over 5,672,200 shares of Common Stock. Harris Associates L.P. reported that it may be deemed to be the beneficial owner of such shares by reason of advisory and other relationships with the person who owns the shares. Harris Associates Inc. is the general partner of Harris Associates L.P.

SECURITY OWNERSHIP OF MANAGEMENT

As of March 1, 2011, the Record Date, there were 108,090,470 shares of our Common Stock outstanding. The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by our named executive officers, our directors and our director nominee, and by all of our current executive officers and directors as a group.

Except as otherwise indicated, all information listed below is as of March 1, 2011.

	Common
	Stock	Common	Total
	Beneficially	Stock	Common	Percentage of
	Owned	Acquirable	Stock	Shares of
	Directly or	Within	Beneficially	Common Stock
Name of Beneficial Owner	Indirectly(1)	60 Days(2)	Owned	Outstanding(3)

Directors and Named Executive Officers:
Michael T. Strianese	32,709	645,817	678,526	*
Ralph G. D’Ambrosio	7,123	67,693	74,816	*
Curtis Brunson	29,979	114,711	144,690	*
James W. Dunn	4,667	100,922	105,589	*
Steve Kantor	3,543	62,767	66,310	*
Claude R. Canizares	1,228	15,996	17,224	*
Thomas A. Corcoran	1,558	28,496	30,054	*
Lewis Kramer	1,300	2,132	3,432	*
Robert B. Millard(4)	250,999	28,496	279,495	*
John M. Shalikashvili	839	17,496	18,335	*
H. Hugh Shelton(5)	—	—	—	—
Arthur L. Simon	6,161	23,496	29,657	*
Alan H. Washkowitz(6)	61,372	28,496	89,868	*
John P. White	1,356	13,496	14,852	*
Directors and Executive Officers as a Group (19 persons)	423,934	1,279,581	1,703,515	1.6%

(1)	The number of shares shown includes shares that are individually or jointly owned and over which the individual has either sole or shared investment or voting authority. The shares of our Common Stock directly owned include the number of shares allocated to the accounts of executive officers under our savings plan as follows: Mr. Strianese, 2,309 shares; Mr. D’Ambrosio, 1,755 shares; Mr. Brunson, 3,143 shares; Mr. Dunn, 741 shares; Mr. Kantor, 257 shares; and 14,435 shares held by the executive officers as a group.

(2)	Shares that are deemed to be beneficially owned by the individual by virtue of the individual’s right to acquire the shares upon the exercise of outstanding stock options within 60 days from March 1, 2011.

(3)	In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of the acquisition rights described above. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 1, 2011.

(4)	Includes 96,770 shares owned by a charitable foundation of which Mr. Millard and his wife are the sole trustees, and as to which Mr. Millard disclaims beneficial ownership.

(5)	As of March 1, 2011, General (Ret.) Shelton, a nominee for director, did not own any shares of our Common Stock.

(6)	Includes 12,474 shares in trust, for the benefit of Mr. Washkowitz’s children, for which Mr. Washkowitz and his wife are co-trustees and as to which Mr. Washkowitz disclaims beneficial ownership.

*	Share ownership does not exceed one percent, including stock options exercisable within 60 days of March 1, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes L-3’s executive compensation program for the year ended December 31, 2010, our 2010 fiscal year. We use this program to attract, motivate, and retain the senior executives responsible for driving our success. In particular, this Compensation Discussion and Analysis explains how the Compensation Committee (the “Committee”) of the Board of Directors made its compensation decisions for our named executive officers for whom compensation is disclosed in the compensation tables included in the Tabular Executive Compensation Disclosure section of this proxy statement beginning on page 49. The named executive officers for the 2010 fiscal year are:

•	Michael T. Strianese, Chairman, President and Chief Executive Officer

•	Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer

•	Curtis Brunson, Executive Vice President of Corporate Strategy and Development

•	James W. Dunn, Senior Vice President and President of Sensors & Simulation Group

•	Steve Kantor, Senior Vice President and President of L-3 Services Group

2010 Operating Environment and Company Achievements

Like most of the United States (“U.S.”) defense industry, we have benefited from the upward trend in U.S. Department of Defense (“DoD”) budget authorization and spending outlays since 2001, including wartime spending supplemental funding for U.S. Overseas Contingency Operations in Iraq and Afghanistan. While we believe the U.S. Government will continue to place a high priority on national security, we anticipate that future DoD base budgets will grow at a slower rate compared to the recent past and flatten or modestly decline in select areas. We also expect that future Overseas Contingency Operations supplemental appropriations will decline. Mounting pressure for deficit reduction and reduced national spending has created an environment where national security spending will also be closely examined and possibly reduced. The current and future DoD base budgets and Overseas Contingency Operations supplemental appropriations are a function of several factors beyond our control, including, but not limited to, changes in U.S. procurement policies, budget considerations, current and future economic conditions, presidential administration priorities, changing national security and defense requirements, the level of U.S. military forces committed to Overseas Contingency Operations and geo-political developments.

Despite this more challenging environment, L-3 delivered strong financial results in 2010. For the year ended December 31, 2010, consolidated operating income increased by $94 million, or 6%, to $1,750 million, while diluted earnings per share increased by $0.64, or 8%, to $8.25. In addition, L-3 generated $1,461 million of cash from operating activities for the year ended December 31, 2010, an increase of $54 million, or 4%, compared to the year ended December 31, 2009.

L-3 continued its disciplined approach to returning cash to our shareholders in 2010, including $834 million in share repurchases and $184 million in dividends. In addition, L-3 refinanced $800 million of senior subordinated notes, improving the Company’s debt maturity profile. In light of L-3’s solid balance sheet and strong cash flow generation, the Board increased L-3’s quarterly dividend payment per share by 13%, from $0.40 to $0.45 in February 2011, which represented the seventh consecutive annual increase.

Compensation Highlights

The following highlights the Committee’s key compensation decisions discussed in more detail below.

•	Base salaries were increased effective April 1, 2010 by 4% for our Chief Executive Officer and from 3% to 6% for the other named executive officers. These increases were ordinary increases designed to maintain competitive base salary levels for our executives. In addition, Mr. Kantor received a 24% increase in connection with his promotion to Senior Vice President and President of L-3 Services Group effective June 1, 2010.

•	In 2010, we changed the timing of our long-term incentive awards so that they are granted on an annual basis in February instead of July. The grant date value of the long-term incentive awards granted to the Chief Executive Officer in February 2010 increased by 6% as compared to the July 2009 awards. The grant date value of the February 2010 long-term incentive awards granted to the other named executive officers increased, on average, by approximately 12%. Mr. Kantor also received a supplemental long-term incentive award in April 2010 in anticipation of his promotion. The long-term incentive awards granted during 2010 to the named executive officers resulted in the executives’ target total direct compensation being positioned at market median levels.

•	Annual incentive awards for 2010 fiscal-year performance were determined in February 2011. The award for the Chief Executive Officer decreased from $3.0 million for 2009 to $2.6 million for 2010, or by 13.3%. The awards paid to the corporate level officers, Messrs. D’Ambrosio and Brunson, decreased by an average of 8.5%, while the awards paid to the group level officers, Messrs. Dunn and Kantor, increased by approximately 8% each.

•	In February 2011, the Chief Executive Officer requested that he receive no increase in his 2011 base salary and no increase in the grant date value of his 2011 long-term incentive awards as compared to the 2010 awards. The other named executive officers received base salary increases of 3.3% on average, and increases in the grant date value of their 2011 long-term incentive awards of 13% on average, resulting in target total direct compensation for these executives falling, on average, between the 25th and 50th percentiles for their positions relative to competitive market data.

The Committee’s decisions above took into account L-3’s continued strong financial and operational performance in a challenging economic environment. Ultimately, the Committee reviewed L-3’s 2010 performance relative to 2009, and concluded that, while its 2010 performance was above expectations, it did not meet the level of L-3’s 2009 achievements.

As described below in “Assessment of Company Performance for 2010-2011 Compensation Decisions,” the Company’s 2010 fiscal-year performance was considered by the Committee not only in determining the annual incentives paid to the named executive officers in February 2011, but also as a factor in determining the long-term incentives awarded in February 2011. Accordingly, total direct compensation for the Chief Executive Officer based on the Company’s 2010 fiscal-year performance (i.e., 2010 base salary together with the annual and long-term incentives awarded in February 2011) was $13.15 million, reflecting a decrease of $350,000, or 2.6%, from his total direct compensation based on the prior fiscal-year’s performance (i.e., 2009 base salary together with the annual and long-term incentives awarded in February 2010). The Committee believes that this result is appropriate based on 2010 performance, competitive market data and the Company’s target compensation philosophy.

The Summary Compensation Table on page 49 discloses compensation information in the format required by the SEC. In the Summary Compensation Table, the stock awards and option awards columns for 2010 report the grant date fair value of the awards made in 2010 (i.e., awards that were based in part on 2009 fiscal-year performance) and do not include the awards made in February 2011 as described above. Accordingly, total direct compensation for the Chief Executive Officer as reported in the Summary Compensation Table for 2010 (i.e., the Salary, Bonus, Stock Awards and Option Awards columns for 2010) increased slightly over 2009 primarily as a result of the long-term incentives awarded at the beginning of 2010 in February. The total compensation amounts reported in the table for 2010 also include significant increases in pension values resulting from changes in actuarial assumptions. For a further discussion, see “— Other Pay Elements — Retirement Benefits” beginning on page 44 and Note 5 to the Summary Compensation Table.

Oversight of L-3’s Executive Compensation Practices

L-3’s executive compensation program is administered by the Committee. The Committee is responsible for, among other functions, reviewing and approving compensation for the named executive officers. See “The Board of Directors and Certain Governance Matters — Compensation Committee” beginning on page 17 for further details regarding the duties and responsibilities of the Committee.

Pursuant to its charter, the Committee has the sole authority to select and/or retain outside counsel, compensation and benefits consultants, or any other advisors to provide it with advice and assistance in connection with fulfilling its responsibilities. As described more fully below, in determining executive compensation, the Committee reviews all components of the named executive officers’ compensation and takes into account a number of variables, including the extensive compensation and other data distributed to the Committee and the advice of Mercer, an outside consulting firm that was retained by, and reports directly to, the Committee. Mercer assists the Committee in connection with the Committee’s evaluation of L-3’s executive compensation program. Mercer also currently advises the Committee on a variety of issues, including compensation strategy, market benchmarking, executive pay trends and developments and the review of L-3’s incentive compensation plans and potential design modifications. See “The Board of Directors and Certain Governance Matters — Compensation Committee — Use of Consultants” beginning on page 18.

Objectives of Executive Compensation Program

L-3 is one of the largest aerospace and defense contractors in the United States. Our executive compensation program is designed to support L-3’s mission to maximize stockholder value. The specific objectives of our executive compensation program include the following:

•	Alignment — to align the interests of executives and stockholders through equity-based compensation awards.

•	Retention — to attract, retain and motivate highly qualified, high performing executives to lead our continued growth and success.

•	Performance — to provide rewards commensurate with performance by emphasizing variable compensation that is dependent upon the executive’s achievements and L-3’s performance.

To achieve these specific objectives, the executive compensation program is guided by the following core principles:

•	rewards under annual and long-term incentive plans should be based upon L-3’s short-term, intermediate-term and long-term financial results, and upon increasing stockholder value;

•	named executive officer pay should be set at competitive levels to attract, retain and motivate highly talented individuals who are necessary for L-3 to achieve its goals, objectives and overall financial success;

•	compensation of each executive should be based on the individual’s role, responsibilities, performance and experience; and

•	executive compensation packages should place a strong emphasis on performance-based variable pay to ensure a high pay-for-performance culture.

Risk Management and Compensation

The Committee believes that the design of the Company’s compensation program should emphasize performance-based variable pay while discouraging inappropriate or excessive risk-taking. Accordingly, the Committee designed the Company’s executive compensation program to balance variable pay incentives based on short-term, intermediate-term and long-term performance and include multiple performance metrics, such as relative total stockholder return and growth in diluted earnings per share. Short-term performance is addressed through our annual incentive program, while intermediate-term and long-term performance is addressed through our long-term incentive program. The Committee’s assessment of short-term performance under our annual incentive program is based upon a wide variety of performance measures and is fully discretionary in order to ensure a balanced and flexible approach to compensating our executives for achieving our short-term objectives. Our long-term incentive program provides for awards whose ultimate value is directly dependent on our intermediate and long-term performance and uses overlapping performance periods designed to promote sustainable, long-term performance. Intermediate performance is rewarded through the use of performance units that include multi-year earnings per share and total stockholder return targets, while long-term performance is promoted through the use of stock options that vest in equal annual increments over a three-year period and whose maximum value is contingent on stock price appreciation over an up to ten-year exercise period.

The Committee has also adopted stock ownership guidelines for our senior executives, including our named executive officers, which are intended to align their long-term interests with those of our stockholders and to encourage a long-term focus in managing the Company. Under our stock ownership guidelines, executives are required to maintain an ownership interest in L-3’s Common Stock of 1 to 5 times their base salary, depending on their level of responsibilities. See “— Stock Ownership Guidelines” on page 46.

Program Overview

We use a variety of components in our executive compensation program. The following chart provides an overview of our principal compensation and benefits programs and why each of these particular elements is included.

Element	Purpose	Characteristics
Base Salaries	Compensate executives for their level of responsibility and individual performance. Also helps attract and retain strong talent.	Fixed component; eligibility for annual merit increases based on individual performance.

Annual Incentives	Promote the achievement of L-3’s annual corporate and business unit financial goals, as well as individual goals.	Performance-based cash opportunity; amount earned will vary based on L-3, business unit and individual results.

Long-Term Incentives	Promote: (1) stock price appreciation, (2) intermediate-term results and (3) retention of key executives.	Equity and cash awards, including performance-based awards; amounts earned/realized will vary from the grant date value based on actual financial and/or stock price performance.

Retirement Plans	Provide an appropriate level of replacement income upon retirement. Also provide an incentive for a long-term career with L-3, which is a key objective.	Fixed component; however, retirement benefits tied to pay will vary based on performance.

Factors Considered When Setting Executive Compensation

When making pay determinations for the named executive officers, the Committee considers a variety of factors including, among others:

•	L-3’s actual performance as compared to its business plan and as compared to its prior year performance;

•	L-3’s performance as compared to its industry peers;

•	Individual performance and expected contributions to L-3’s future success, taking into account, among other matters, relative levels of responsibility within the executive team;

•	Changes in economic conditions and the external marketplace; and

•	In the case of the named executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

Ultimately, the Committee uses its discretion and business judgment when determining precisely how much to pay our named executive officers, taking into account the information it has been provided and the advice of Mercer. The Committee evaluates each named executive officer’s performance during the year based on L-3’s and the officer’s performance, their business units’ performance (as applicable), leadership qualities, business responsibilities and long-term potential to enhance stockholder value in a manner consistent with our code of ethics. The Committee reviews each component of each named executive officer’s compensation and takes into account the views of Mr. Strianese and Mercer when determining what base salary, annual incentive, long-term incentives and other benefits to give each executive. In evaluating performance, the Committee considers company-wide and individual performance objectives on a collective basis. The Committee does not use any pre-determined formula or weighting and no one performance objective was individually material to the Committee’s compensation determinations.

In developing the pay recommendations and resulting levels of compensation for each named executive officer, Mercer presents peer group pay practices, compensation survey data and general industry pay practices to the Committee and Mr. Strianese. Mr. Strianese develops pay recommendations for the other named executive officers that are discussed and approved by the Committee, with such changes as the Committee determines are appropriate. Mr. Strianese also provides the Committee with a written self-assessment that addresses financial, strategic, operational and personnel matters. The named executive officers other than Mr. Strianese do not participate in the setting of compensation for themselves or for any other named executive officer.

In setting compensation for the named executive officers, the Committee also considers the following:

•	Cash versus non-cash compensation. The Committee considers the balance between cash and non-cash compensation, considering general industry pay practices and pay practices among L-3’s peer companies. Base salary, annual incentives and a portion of the performance units are paid in cash. Stock options, restricted stock units and a portion of the performance units are paid through the delivery of shares of our Common Stock.

•	Prior year’s compensation. The Committee considers the prior year’s annual incentives and long-term incentive awards when approving annual incentives or equity-based awards.

•	Performance and competitive practices. On an annual basis, and in connection with setting executive compensation packages for the named executive officers, the Committee reviews L-3’s performance relative to a number of financial measures, including: sales growth; operating income growth; earnings per share growth; free cash flow growth; net income to free cash flow conversion; free cash flow-to-equity market capitalization; operating margin; return on invested capital; growth in orders; and growth in backlog. In addition, the Committee considers peer group pay practices and current market trends. As discussed above, no specific weighting is assigned to any particular factor when setting compensation levels, nor are particular targets set for any particular factor. Total compensation from year to year can vary significantly based on L-3’s performance, the performance of the executive’s business units (as applicable), the individual executive’s performance and promotions.

•	Application of discretion. After evaluating the numerous factors discussed above, including the advice of Mercer, the Committee uses its discretion and informed judgment to determine appropriate compensation levels.

When considering L-3’s compensation practices and levels, the Committee reviews the compensation practices and levels of a group of leading aerospace and defense companies (“peer group”) that meet one or more of the following criteria:

•	Global operations;

•	Diversified business; and/or

•	Similar in revenue, business mix and major customers to L-3.

Mercer develops the peer group information for the Committee. In 2010, the Committee, based in part upon the recommendation of Mercer, determined to use the same peer group as it did in the prior two fiscal years. The 2010 peer group consists of the following fourteen companies:

• Danaher Corporation	• Northrop Grumman Corporation
• Eaton Corporation	• Parker Hannifin Corporation
• General Dynamics Corporation	• Raytheon Company
• Goodrich Corporation	• Rockwell Collins, Inc.
• Honeywell International, Inc.	• SAIC, Inc.
• ITT Corporation	• Textron Inc.
• Lockheed Martin Corporation	• United Technologies Corporation

The Committee also reviews competitive compensation levels prepared by Mercer using the most appropriate compensation surveys available, including surveys from Mercer, Hewitt Associates, Inc. and Towers Watson & Co. Compensation survey data provides information on pay levels for a broader group of companies than the peer group, across many industries. Companies included in the review of competitive compensation levels are selected based on revenue, as executive compensation levels typically are positively correlated with company size. Similar to prior years, in 2010, the Committee confirmed that L-3’s revenues for 2009 (i.e., the most recent completed fiscal year) approximated the median of the revenues of the companies included in the peer group for their most recent completed fiscal years.

Mercer provides the Committee with summary percentile statistics (that is, 25th, 50th and 75th percentiles) for the following components of compensation: base salary; annual incentives as a percentage of salary; total cash compensation (base salary plus annual incentives) on both a target and actual basis; long-term incentive awards expressed as a dollar value and as a percentage of salary; and total direct compensation (total cash compensation plus long-term incentive awards) on both a target and actual basis. In reviewing competitive compensation levels, the Committee, based in part on the recommendation of Mercer, considers peer group data for all named executive officers and, for those named executive officers who are group presidents (Messrs. Dunn and Kantor), also considers survey data because it believes that including a broader industry group more accurately reflects the labor market for these positions and ensures a meaningful sample size given the revenues of the groups they lead.

Assessment of Company Performance for 2010-2011 Compensation Decisions

As discussed above, L-3’s executive compensation package emphasizes performance-based annual and long-term incentive awards. As a result, a significant majority of the named executive officers’ compensation is dependent upon the performance of L-3, the named executive officer, and the businesses within his group, as applicable. The following table sets forth the actual allocation for 2010 among base salary, annual incentive awards and long-term incentive awards for L-3’s named executive officers (which allocation was generally consistent with the allocation in 2009):

	Chairman, President
	and Chief Executive	Average of 4 other named
Element	Officer	executive officers

Base salary(1)	10%	21%
Performance-based compensation:
Annual incentive awards	20%	28%
Long-term incentives(2)	70%	51%

(1)	Reflects base salary increases effective April 1, 2010, or, in the case of Mr. Kantor, an increase effective June 1, 2010 approved in connection with his promotion. For a further discussion, see “— 2010 Base Salary” beginning on page 35.

(2)	Long-term incentives reflect the grant date values approved by the Committee for 2010 long-term incentive awards. For a further discussion, see “— 2010 Long-Term Incentives” beginning on page 38.

The Committee feels that the allocation of pay elements shown above achieves an appropriate balance among short-term, intermediate-term and long-term compensation, as well as between fixed and variable compensation. The Committee believes that the greater weighting placed on performance-based compensation, especially long-term incentives, encourages an appropriate degree of risk-taking and aligns the named executive officers’ financial interests with those of our stockholders over the long-term.

As part of determining the 2010 annual incentive awards and, to a lesser degree, the long-term incentive awards granted in February 2011 for the named executive officers, the Committee considered, among other factors, the achievements discussed above under “2010 Operating Environment and Company Achievements” and assessed L-3’s financial performance against its business plan, and against its performance in 2009. The Committee also reviewed L-3’s performance as compared to the performance of all the companies in the peer group and as compared to the performance of four companies within the peer group that L-3 believes to represent the integrated defense companies it is most commonly compared to by analysts and investors for performance purposes (the “core defense group”). The companies composing the core defense group are General Dynamics Corporation, Lockheed Martin Corporation, Northrop Grumman Corporation and Raytheon Company. The Committee ultimately concluded that the Company’s overall 2010 financial performance was above expectations, but did not meet the level of the Company’s 2009 achievements.

•	2010 Performance vs. Plan and vs. 2009 Actual Results: As compared to 2009, earnings per share grew by 8%, operating income by 6%, free cash flow by 5%, operating margin by 60 basis points and return on invested capital by 30 basis points, in each case exceeding L-3’s 2010 business plan. L-3 also achieved modest improvements in backlog as compared to both the prior year and L-3’s business plan. L-3’s sales and orders for 2010 improved over 2009, but were modestly below its business plan.

•	2010 Performance vs. Peers: For 2010, L-3’s performance approximated, on average, the 60th percentile for the core defense group and the 50th percentile for the entire peer group, based on the following metrics: sales growth, operating income growth, earnings per share growth, free cash flow growth, net income to free cash flow conversion and free cash flow-to-equity market capitalization.

As part of determining the long-term incentive awards granted in February 2010 for the named executive officers, the Committee considered, as one of the factors described in “2010 Long-Term Incentives” below, L-3’s 2009 financial performance. As disclosed in L-3’s 2010 proxy statement, the Committee performed an assessment of L-3’s 2009 financial performance as follows:

•	2009 Performance vs. Plan and vs. 2008 Actual Results: L-3’s 2009 actual results modestly exceeded its 2009 business plan and grew as compared to L-3’s actual 2008 results for each of sales, operating income, diluted earnings per share and free cash flow, with earnings per share growing 11% year over year and exceeding plan by 5%. L-3’s orders and backlog declined year over year and were below plan primarily due to the impact of the global recession on L-3’s commercial business and a slowdown in U.S. DoD procurements and fundings.

•	2009 Performance vs. Peers: L-3’s 2009 performance as compared to both the peer group and the core defense group approximated, on average, the 75th percentile based on the following metrics: sales growth, operating income growth, earnings per share growth, free cash flow growth, net income to free cash flow conversion, free cash flow-to-equity market capitalization and one- and three-year total stockholder return.

In connection with its review of the Company’s 2010 performance against L-3’s peers, the Committee considered that many of the peer companies, particularly those with significant portions of revenues derived from non-defense operations, experienced significant deteriorations in their business for 2009 due to downturns in global economic conditions, and experienced corresponding levels of disproportionate growth during 2010 as economic conditions returned to more normal levels. Accordingly, in assessing the Company’s overall performance achievements for 2010, the Committee placed greater weight on the Company’s absolute performance against the prior year and its business plan, as opposed to the Company’s relative performance against peers. In addition, as part of its periodic review of peer company practices and based in part on the advice of Mercer, the Committee determined that it would be appropriate to assign more significant weight to TSR as a long-term performance measure, rather than as a specific factor in determining annual incentive awards. In reaching this decision, the Committee observed that TSR performance significantly impacts the compensation and wealth of L-3 executives in connection with performance unit payouts, the value of stock options, the value of restricted stock awards and the value of other L-3 stock that may be held by the executive, including for compliance with L-3’s stock ownership guidelines, and that TSR is not used by any of the peer companies as an annual incentive performance measure.

2010 Base Salary

Base salary provides an executive with a steady income stream and is based upon his or her level of responsibility, experience, individual performance and contribution to our overall success. Competitive base salaries, in conjunction with other pay components, enable L-3 to attract and retain highly talented executives. The Committee typically sets base salaries for the named executive officers in the aggregate at approximately the 50th percentile of base salary levels. Individual base salaries, however, will vary in practice based upon an individual’s level of responsibility, prior experience and performance over time.

The Committee reviews salaries annually and, when appropriate, makes adjustments after considering peer group practices for similar positions and individual factors, such as competencies, skills, experience, performance and promotions. The Committee generally approves salary increases for senior executives during the first quarter of each year. These salary increases generally become effective in April of each year.

The Committee approved the following base salary adjustments for the named executive officers based on a number of factors, including the recommendation of Mr. Strianese with respect to the compensation of the other named executive officers and relevant market data.

	Annual Base Salary
	as of
Named Executive Officer	December 31, 2009	2010 Base Salary(1)	% Increase	Reason for Increase

Michael T. Strianese	$1,250,000	$1,300,000	4%	Merit(2)
Ralph G. D’Ambrosio	$545,000	$575,000	6%	Merit(2)
Curtis Brunson	$550,000	$568,000	3%	Merit(2)
James W. Dunn	$520,000	$536,000	3%	Merit(2)
Steve Kantor	$468,000	$600,000	28%	Merit and Promotion(2)(3)

(1)	All base salary increases were effective April 1, 2010, except for Mr. Kantor’s as discussed in footnote 3 below.

(2)	Merit salary increases represent increases that are in the ordinary course and are designed to generally maintain competitive positioning as compared to market levels.

(3)	Mr. Kantor received a 3% merit increase (from $468,000 to $483,000) effective April 1, 2010. In addition, Mr. Kantor received a 24% increase (from $483,000 to $600,000) when he was promoted from Senior Vice President and President of Marine & Power Systems Group to Senior Vice President and President of L-3 Services Group. The second increase was effective June 1, 2010.

Based on the salary increases set forth above, Mr. Strianese’s 2010 base salary was between the 50th and 75th percentiles for his position relative to competitive market data, while the 2010 base salaries for the other named executive officers, on average, were approximately at the 50th percentile for their positions relative to competitive market data.

2010 Annual Incentives

The Annual Incentive Plan provides all senior executives, including the named executive officers, with the opportunity to earn annual cash incentive awards based on the performance of L-3, their business units (as applicable) and the executive.

In February 2010, the Committee established an annual incentive award target range for Mr. Strianese of $0 million to $3 million plus, with $2 million for performance at expectation. The Committee also approved specific annual incentive award targets for each of the other named executive officers that were set between 80% and 100% of base salary for performance at expectation, with actual payout ranges of 0% to 200% of their specific targets based on the Committee’s assessment of their actual performance achievements. Mr. Strianese’s target range positioned his target total cash compensation at approximately the median for performance at expectation. The annual incentive award targets for the other named executive officers, on average, positioned target cash compensation at between the 50th and 75th percentiles for their positions relative to competitive market data for performance at expectation.

Annual incentives earned for 2010 were determined and paid in February 2011. In connection with determining the amounts for 2010 incentive awards for each named executive officer, the Committee considered:

1.	L-3’s actual 2010 financial performance as compared to its business plan and its prior year performance;

2.	L-3’s sales growth, operating income growth, earnings per share growth, free cash flow growth, net income to free cash flow conversion, and free cash flow-to-equity market capitalization as compared to the core defense group and the peer group;

3.	for the named executive officers other than Mr. Strianese, the performance of the executive as assessed by Mr. Strianese;

4.	for Mr. Strianese, his performance as determined by the Compensation Committee, in consultation with the independent members of the Board of Directors, based, in part, on his written self-assessment;

5.	the prior year’s compensation for the executive;

6.	in the case of the named executive officers other than Mr. Strianese, the annual incentive award recommendations of Mr. Strianese;

7.	competitive market pay levels for the executive’s position;

8.	the executive’s annual incentive award target and applicable range; and

9.	resultant total direct compensation (total cash compensation plus long-term incentive award) levels.

For the assessment described in item 3 above, Mr. Strianese provided the Committee with a written assessment for each of the other named executive officers that addressed the executive’s performance, including with respect to the following categories:

	Curtis Brunson, Executive Vice	James W. Dunn, Senior Vice	Steve Kantor, Senior Vice
Ralph G. D’Ambrosio, Senior	President of Corporate	President and President of	President and President of
Vice President and Chief Financial Officer	Strategy and Development	Sensors & Simulation Group	L-3 Services Group

• Business and financial planning, forecasts and estimates	• Coordination of company-wide business development efforts	• Sales growth	• Sales growth
• Management of L-3’s capital structure, liquidity and financing arrangements	• Maintenance of major strategic customer relationships	• Operating income growth	• Operating income growth
• Cost structure management	• Guidance of strategic growth pursuits	• Free cash flow growth	• Free cash flow growth
• Periodic financial reporting and Sarbanes-Oxley compliance	• Development of products and services for the international market	• Operating margin	• Operating margin
• Enterprise Risk Management initiatives	• Alignment of research and development efforts with corporate strategy	• Wins on important programs	• Wins on important programs
• Investor relations	• Resolution of customer concerns on important programs	• Maintaining important customer relationships	• Maintaining important customer relationships
• Mergers, acquisitions and divestiture activities	• Leadership in engineering and technology initiatives	• Collaboration across business units	• Collaboration across business units
		• Integration of acquisitions	• Consolidation of business units and overhead reduction

Following the close of the 2010 fiscal year, the Committee, in consultation with the independent members of the Board of Directors, evaluated the performance of Mr. Strianese, taking into account, among other considerations, a written self-assessment of his accomplishments in 2010 with respect to financial, strategic, operational and personnel matters.

Based on these factors, the Committee approved the following 2010 annual incentives for the named executive officers:

	2010 Annual	% Increase
	Incentive Award	(Decrease) from		2010 Annual Incentive
Named Executive Officer	Amount	2009		as a % of Target

Michael T. Strianese	$2,600,000	(13.3)%		130%
Ralph G. D’Ambrosio	$650,000	(10.0)%		141%
Curtis Brunson	$650,000	(7.0)%		143%
James W. Dunn	$975,000	8.0%		182%
Steve Kantor	$700,000	8.0	%(1)	117	%(1)

(1)	In light of Mr. Kantor’s promotion during 2010, the Committee considered these percentages to be less meaningful in determining the 2010 annual incentive awarded to him.

In assessing the performance of the named executive officers who are corporate officers (Messrs. Strianese, D’Ambrosio and Brunson), the Committee evaluated their individual contributions for 2010 primarily in the context of the Committee’s overall assessment of the Company’s 2010 performance as described above in “Assessment of Company Performance for 2010-2011 Compensation Decisions.” With respect to Mr. Dunn, the Committee determined to award him an annual incentive that approaches the maximum of his applicable bonus range primarily based on the superior financial performance of the businesses within the Sensors & Simulation Group against their internal plans for 2010 that were established prior to the beginning of the fiscal year. Finally, with respect to Mr. Kantor, the Committee primarily considered his promotion to President of L-3 Services Group on June 1, 2010, the financial performance of the businesses within the Marine & Power Systems Group until June 1, 2010 (the date through which he served as Group President) and, to a lesser extent, his initial leadership as President of L-3 Services Group for the remainder of the 2010 fiscal year.

For benchmarking purposes, the Committee also considered these awards in the context of the resulting 2010 total direct compensation levels (i.e., salary, annual incentive awards and grant date value of long-term incentives). Total direct compensation for Mr. Strianese was between the 50th and the 75th percentiles for his position relative to competitive market data. Total direct compensation for the other named executive officers, on average, was between the 25th and the 50th percentiles for their positions relative to competitive market data.

2010 Long-Term Incentives

Long-term incentives are intended to align the interests of the named executive officers and stockholders by linking a meaningful portion of executive pay to long-term stockholder value creation and financial success over a multi-year period. Long-term incentives are also provided to facilitate ownership of our Common Stock by the named executive officers and other senior executives.

In 2010, the Committee awarded long-term incentives to the named executive officers in the form of stock options, performance units and restricted stock units. Stock options are granted to reward executives for long-term stock price appreciation, performance units are granted to reward executives for intermediate-term results and restricted stock units are granted to enhance retention. The timing for grants of long-term incentive awards was changed beginning in 2010 from July to February of each year. The Committee made this change because it determined that it was more effective to make decisions with regard to long-term incentives at the same time as it determines base salary increases and annual incentive awards.

When granting long-term incentive awards, the Committee approves the grant date value for all award types, which is then allocated among stock options, performance units and restricted stock units based on a target mix described below. For purposes of converting grant date values to specific numbers of stock option, performance unit and restricted stock unit awards, stock options are valued based on the Black-Scholes valuation model used by L-3 to calculate the grant date fair value of stock option awards for financial reporting purposes, and performance units and restricted stock units are valued at the closing price of our Common Stock on the grant date.

In connection with determining the long-term incentive awards for each named executive officer, the Committee considered the following factors:

•	Market-based long-term incentive award guidelines provided by Mercer;

•	Company, group (as applicable) and individual performance for the named executive officers;

•	In the case of the named executive officers other than Mr. Strianese, the long-term incentive award recommendations of Mr. Strianese;

•	The scope of responsibility of the executive relative to the other participants in the long-term incentive program;

•	The prior year’s long-term incentive award and total direct compensation for the executive;

•	The long-term incentive award expressed as a percentage of the executive’s base salary; and

•	Competitive market pay levels for the executive’s position.

Based on these factors, the Committee approved the following 2010 long-term incentive awards for the named executive officers:

	Grant Date Value of
	Long-Term Incentive
Named Executive Officer	Awards(1)

Michael T. Strianese	$9,250,000
Ralph G. D’Ambrosio	$1,600,000
Curtis Brunson	$1,500,000
James W. Dunn	$1,250,000
Steve Kantor	$1,200,000	(2)

(1)	As described below, these awards contain vesting terms based on the passage of time, and, in the case of stock options and performance units, are also contingent upon stock price appreciation or the achievement of pre-determined performance targets. The grant date values set forth in this table may differ materially from the actual values realized by the named executive officers in respect of these awards.

(2)	Mr. Kantor received a long-term incentive award with a grant date value of $850,000 in February 2010, as part of the regular annual long-term incentive awards made to the Named Executive Officers. In April 2010, he received an additional long-term incentive award with a grant date value of $350,000 in connection with his anticipated promotion from Senior Vice President and President of Marine & Power Systems Group to Senior Vice President and President of L-3 Services Group.

For benchmarking purposes, the Committee, based in part on the recommendation of Mercer, considers long-term incentive awards in the context of the resulting target total direct compensation levels (base salary, target annual incentives and the grant date value of long-term incentives). Based on the above awards, target total direct compensation for Mr. Strianese was approximately at the 50th percentile for his position relative to competitive market data, while target total direct compensation for the other named executive officers, on average, was approximately at the 50th percentile for their positions relative to competitive market data.

The Committee, based, in part, upon a market assessment conducted by Mercer, established the following target mix, to balance, in its judgment, the goals of stock price appreciation, intermediate-term results and executive retention:

The 2010 target mix did not change from 2009, as the Committee believes it remains effective to achieve these goals and is consistent with market practice.

For additional information concerning the specific numbers of stock options, performance units and restricted stock units awarded to the named executive officers as a result of the valuation methodologies and target mix described above, see the 2010 Grants of Plan-Based Awards table on page 51.

Stock Options.  Stock options are a regular component of our long-term incentive program. The Committee believes that stock options directly align the long-term interests of L-3’s executives with those of L-3’s stockholders because stock options provide value to executives only if the price of our

Common Stock increases after the stock options are granted. Stock option grants have the following characteristics:

•	an exercise price equal to the closing price of our Common Stock on the grant date;

•	vest in equal annual increments over a three-year period; and

•	expire ten years after the grant date.

Performance Units.  Performance units are a regular component of our long-term incentive program. The Committee believes that performance units promote the achievement of strong intermediate-term results. Each participant receives a target amount of performance units, with each unit having a value equivalent to one share of our Common Stock. The number of units ultimately earned can range from zero to 200% of the target amount of units based upon the level of performance achieved over the associated performance period in relation to pre-determined performance goals established by the Compensation Committee. Units issued under the program are payable either in cash (based on the closing price of our Common Stock at the end of the performance period) or are convertible on a one-for-one basis into shares of our Common Stock, in each case as determined at the time of grant by the Committee. Performance measures used under this program are intended to reinforce stockholder value creation. The measures the Committee selected for the 2010 performance units were relative total stockholder return (“TSR”) and growth in diluted earnings per share (“EPS”) during the three-year period beginning January 1, 2010 and ending December 31, 2012. Except as discussed in the next sentence, these measures (and their associated weightings described below) have remained unchanged since the introduction of performance units as a regular component of the long-term incentive program in 2007. In 2010, the performance period changed from 2.5 years to three years in conjunction, and consistent, with changing the annual grant date from July to February. The Committee chose relative TSR and growth in diluted EPS because it believes that they are aligned with stockholder value creation both directly (TSR) and indirectly (growth in diluted EPS). Associated weightings and goals are as follows:

•	Relative TSR — weighted 50%: This measure compares our percentile ranking in TSR to the TSR of each of the other companies in the S&P 1500 Aerospace & Defense Index (“A&D Index”) in accordance with the table below. The performance levels and associated unit multipliers have remained unchanged since the introduction of performance units as a regular component of the long-term incentive program in 2007. The Committee selected the A&D Index because it provides a larger group of companies than the peer group against which to compare L-3’s TSR performance. In addition, the component companies within the A&D Index are publicly disclosed, which provides an objective method to select companies for the relative comparison of L-3 performance. TSR is defined as price change in our Common Stock during the performance period plus dividends, divided by our Common Stock price at the beginning of the performance period.

Performance Levels	Relative TSR	Unit Multiplier

Maximum	> 74th percentile	200%
	63rd percentile	150%
Target	50th percentile	100%
Threshold	40th percentile	50%
Below Threshold	< 40th percentile	0%

•	Growth in Diluted EPS — weighted 50%: This measure compares our compound annual growth rate in diluted EPS (adjusted to exclude pre-established categories of unusual or non-recurring gains and losses) to required performance objectives set forth in the table below. In establishing target performance levels, the Committee considers L-3’s current year annual business plan and the Company’s current year published financial guidance. The diluted EPS growth rates required for particular unit multipliers for the performance units awarded in 2010 remained the same as those required in 2009. Consistent with prior years, the “threshold” or minimum performance requirement of 6% growth approximated the mid-point of the Company’s published 2010 EPS financial guidance at the time of the award (i.e., EPS of $8.15 based on the Company’s January 2010 guidance) as compared to adjusted diluted EPS for the prior year (i.e., $7.67 as described in Note 1 to the table below), while the “target” and “maximum” performance requirements were two percentage points and seven percentage points above the threshold growth rate, respectively. The pre-established categories of adjustments for non-recurring items under the 2010 performance units are largely unchanged from those used since the introduction of performance units as a regular component of the long-term incentive program in 2007.

	Diluted EPS	Cumulative
	Compound Annual	Diluted EPS
Performance Levels	Growth Rate	Required(1)	Unit Multiplier

Maximum	≥13%	≥$29.54	200%
	10%	$27.93	150%
Target	8%	$26.88	100%
	7%	$26.38	75%
Threshold	6%	$25.89	50%
Below Threshold	< 6%	<$25.89	0%

(1)	Amounts in this column are based on 2009 adjusted diluted EPS of $7.67, which is 2009 actual diluted EPS of $7.61, adjusted to exclude: (1) debt retirement charges related to the refinancing of L-3’s senior subordinated debt; (2) an impairment loss on intangible assets; and (3) losses for the disposition of certain tangible assets.

Performance units earned based on TSR results are payable in cash, and performance units earned based on EPS results are payable in our Common Stock. The Committee believes that providing a significant portion of the incentives in our Common Stock results in increased share ownership among our executives, further aligning the long-term interests of the named executive officers with those of L-3’s stockholders.

Performance falling between any of the identified performance levels for TSR or growth in diluted EPS in the charts above will result in an interpolated vesting (for example, a 9% EPS Growth Rate will yield a unit multiplier of 125%).

Restricted Stock Units.  Restricted stock units are a regular component of our long-term incentive program. The Committee believes that restricted stock units enhance retention of L-3’s senior executives. The Committee may also make these awards to recognize increased responsibilities or special contributions, to attract new executives, to retain executives or to recognize certain other special circumstances. Restricted stock unit grants generally have the following characteristics:

•	automatically convert into shares of our Common Stock on the vesting date;

•	vest three years from the grant date; and

•	receive cash dividend equivalents payable in a lump sum at the end of the vesting period.

Long-Term Incentive Grant Practices.  The Committee approves all long-term incentive awards to the named executive officers at in-person or telephonic meetings on annual basis. It is the Committee’s general policy to grant long-term incentive awards to the named executive officers either (1) during window periods we establish following quarterly or annual announcements of historical earnings results or (2) at Committee meetings held in connection with or following new hires or promotions. In 2009 and prior years, long-term incentive awards were granted to the named executive officers at the first Committee meeting held following the release of our second quarter earnings results. Beginning in 2010, the Committee determined to grant long-term incentive awards to the named executive officers following the release of our fourth quarter earnings results for the prior fiscal year. In connection with Mr. Kantor’s pending promotion, the Committee approved additional long-term incentive awards for Mr. Kantor at a meeting held following the release of our first quarter earnings results for 2010. The exercise price of any stock option granted by the Committee is the NYSE closing price for our

Common Stock on the date on which the Committee approves the awards. We do not have a program, plan or practice to grant equity-based awards to any employees in coordination with the release of material nonpublic information.

2011 Compensation Decisions

At the Committee’s meeting held on February 24, 2011, the Committee approved increases to the base salaries of the named executive officers, other than the Chief Executive officer, on average, of approximately 3.3%. At that meeting, the Chief Executive Officer requested that he not receive any increase to his base salary for 2011.

At the same meeting, the Committee awarded long-term incentives to the named executive officers in the form of stock options, performance units and restricted stock units, in each case having substantially identical terms as those awarded in February 2010 and described above in “2010 Long-Term Incentives” except as otherwise noted below.

Based on the factors generally described in “2010 Long-Term Incentives,” the Committee approved the following long-term incentive awards for the named executive officers:

Grant Date Value
of Long-Term Incentive
Named Executive Officer	Awards(1)

Michael T. Strianese	$9,250,000 (2)
Ralph G. D’Ambrosio	$1,800,000
Curtis Brunson	$1,900,000
James W. Dunn	$1,300,000
Steve Kantor	$1,300,000

(1)	As described in “2010 Long-Term Incentives” above, these awards contain vesting terms based on the passage of time, and in the case of stock options and performance units, are also contingent upon stock price appreciation or the achievement of pre-determined performance targets. The grant date values set forth in this table may differ materially from the actual values realized by the named executive officers in respect of these awards.

(2)	At the request of Mr. Strianese, the Committee did not increase the grant date value of the 2011 long-term incentives awarded to him beyond the grant date value awarded in 2010.

For benchmarking purposes, the Committee, based in part on the recommendation of Mercer, considers long-term incentive awards in the context of the resulting target total direct compensation levels (base salary, target annual incentives and the grant date value of long-term incentives). Based on the above awards, target total direct compensation for Mr. Strianese was between the 50th and the 75th percentiles for his position relative to competitive market data, while target total direct compensation for the other named executive officers, on average, was between the 25th and the 50th percentiles for their positions relative to competitive market data.

The grant date values approved by the Committee as described above were allocated among stock options, performance units and restricted stock units, by utilizing the target mix and valuation methodology described in “2010 Long-Term Incentives,” with each stock option award valued at $15.57 and each restricted stock unit or performance unit award valued at $80.17 for purposes of this allocation. The resulting amounts of stock options, restricted stock units and performance units awarded to each named executive officer are as follows:

			TSR-Based	EPS-Based
	Stock	Restricted Stock	Performance	Performance
Named Executive Officer	Options(1)	Units	Units(2)	Units(2)

Michael T. Strianese	237,636	34,614	17,307	17,307
Ralph G. D’Ambrosio	46,243	6,736	3,368	3,368
Curtis Brunson	48,812	7,110	3,555	3,555
James W. Dunn	33,398	4,865	2,432	2,433
Steve Kantor	33,398	4,865	2,432	2,433

(1)	Stock Options have an exercise price of $80.17 per share, which is the closing price of our Common Stock on the grant date, February 24, 2011.

(2)	Represents the target number of units awarded.

The performance requirements for the 2011 TSR-Based Performance Units are identical to those applicable to the 2010 TSR-Based Performance Units. For a further discussion, see “2010 Long-Term Incentives — Performance Units” beginning on page 40. The performance requirements for the 2011 EPS-Based Performance Units are as follows:

	Diluted EPS	Cumulative
	Compound Annual	Diluted EPS
Performance Levels	Growth Rate	Required(1)	Unit Multiplier

Maximum	≥10.0%	≥$ 30.51	200%
	7.0%	$28.84	150%
Target	5.0%	$27.74	100%
	3.5%	$26.92	75%
Threshold	2.0%	$26.16	50%
Below Threshold	<2.0%	<$ 26.16	0%

(1)	Amounts in this column are based on 2010 adjusted diluted EPS of $8.38, which is 2010 actual diluted EPS of $8.25, adjusted to exclude: (1) debt retirement charges related to the refinancing of L-3’s senior subordinated debt, (2) a loss incurred on a litigation matter, and (3) gains and losses for the disposition of certain tangible assets.

Consistent with prior years, the Committee determined the EPS growth rate targets set forth above based on the Company’s annual business plan for 2011 and the Company’s 2011 EPS financial guidance at the time the performance units were granted. The 2011 financial guidance reflects, among other factors, our assumption that DoD base budgets will generally grow at a slower rate and will flatten or modestly decline in select areas, as compared to the recent past, and also that future supplemental appropriations for Overseas Contingency Operations will decline from existing levels. The Company generates approximately 75% of its annual sales from the DoD. For the U.S. Government fiscal years ending September 30, 2011, 2012 and 2013, the DoD base budget is projected to have a combined annual growth rate of approximately 2.6% compared to the fiscal year ended September 30, 2010 based on the fiscal year 2012 base budget request submitted by the presidential administration to Congress on February 14, 2011.

In considering the appropriate EPS growth rate targets to use relative to this more challenging economic environment, the Committee made the following changes to ensure that the 2011 targets remained meaningful and rigorous: (1) the “threshold” growth rate requirement was changed to reflect the “high end” of the Company’s 2011 financial guidance (instead of the “mid-point” of the guidance used for the 2010 and prior-year awards), (2) the “target” growth rate requirement was increased to be three percentage points above the threshold growth rate (instead of the two percentage point difference used for the 2010 and prior-year awards) and (3) the “maximum” growth rate requirement was increased to be eight percentage points above the threshold growth rate (instead of the seven percentage point difference used for the 2010 and prior-year awards). Accordingly, the “threshold” performance requirement of 2% growth approximates the high end of the Company’s published financial guidance for 2011 EPS (i.e., EPS of $8.55 based on the Company’s January 2011 guidance) as compared to adjusted diluted EPS for 2010 (i.e., $8.38 as described in Note 1 to the table above), while the “target” and “maximum” growth rate requirements are 5% and 10%, respectively.

The Committee also considered the Company’s 2011 financial guidance relative to the 2011 financial guidance published by the Company’s core defense group peers during the same period (i.e., between January 26 and February 9, 2011). The Committee determined that the growth rate represented by the high end of L-3’s 2011 financial guidance exceeded the average growth rate represented by the high end of the peers’ financial guidance when compared to each company’s respective 2010 actual EPS achievement. Based on this determination and the underlying rationale for the Company’s 2011 financial guidance discussed above, the Committee concluded that the reduced EPS growth levels reflected in the Company’s 2011 financial guidance were primarily driven by market factors applicable to the defense industry generally, and not as a result of company-specific performance concerns. Accordingly, the Committee determined that even though the growth rate requirements for the 2011 EPS-Based Performance Units were being reduced from 2010 levels, it would not be appropriate to consider this reduction as a factor in determining the 2011 grant date values awarded to the named executive officers in respect of these awards, particularly in light of the other changes made by the Committee as discussed above to ensure that the 2011 targets remained meaningful and rigorous relative to the more challenging economic environment.

Payment of Performance Unit Awards for the 2008-2010 Award Cycle

At its February 24, 2011 meeting, the Committee reviewed and certified the performance for the performance units awarded to the named executive officers in 2008. Payouts under the 2008 performance units were contingent upon L-3’s diluted EPS and relative TSR achievements over the 2.5-year period from June 28, 2008 through December 31, 2010. With respect to the performance units based on growth in diluted EPS, the Company’s cumulative diluted EPS for the period was $20.05, reflecting compound annual EPS growth of 13.9%. The number of shares of our Common Stock issued for this performance equaled approximately 182% of the applicable target number of EPS-based performance units originally awarded to the named executive officers in 2008. With respect to the performance units based on relative TSR, L-3’s total stockholder return for the period was below the 40th percentile of the other companies within the S&P 1500 Aerospace & Defense Index, and, accordingly, no payments were made in respect of these units. For a further discussion, see “Tabular Executive Compensation Disclosure — 2010 Option Exercises and Stock Vested” beginning on page 56.

Other Pay Elements

The named executive officers are eligible to participate in the same benefits and severance that we offer to our other senior executives. These include:

•	retirement benefits;

•	deferred compensation plans;

•	change in control arrangements; and

•	perquisites.

Retirement Benefits

L-3 provides retirement benefits as part of a competitive pay package to retain its employees. All of L-3’s named executive officers participate in the L-3 Communications Corporation Pension Plan (the “Corporate Pension Plan”), which is a tax-qualified defined benefit plan, and in a nonqualified Supplemental Executive Retirement Plan (the “Restoration Plan”). The Restoration Plan provides benefits that make up for benefits that are not accrued under L-3’s tax-qualified defined benefit plans due to limits imposed by the Internal Revenue Code. The Corporate Pension Plan and Restoration Plan are designed such that the combined annual amount a named executive officer would receive with 30 years of employment by L-3 equals approximately 45% to 55% of his or her final average pay (base salary and annual incentive).

Messrs. Brunson and Dunn participate in the Corporate Pension Plan and Restoration Plan, and prior to being transferred to L-3’s corporate payroll on February 26, 2007 and December 27, 2003, respectively, accrued benefits under the L-3 Communication Systems — West Retirement Plan and the L-3 Link Simulation and Training Retirement Plan, respectively. Both of these plans are tax-qualified defined benefit plans.

No employee contributions are required to participate in any of the tax-qualified plans described above or the Restoration Plan. For a more detailed discussion of these plans, see the 2010 Pension Benefits table and the discussion that follows the table beginning on page 57 of this proxy statement.

A significant portion of the 2010 amounts reported in the Summary Compensation Table on page 49 under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflect changes in actuarial assumptions, and are not the result of any special arrangements entered into between the Company and any named executive officer that modify any of our pension plans or enhance any benefits accrued or to be accrued thereunder. For a further discussion, see Note 5 to the Summary Compensation Table.

All of L-3’s named executive officers also participate in a component of our 401(k) plan under which L-3 matches 80% of an employee’s contributions up to 5% of his or her base salary, subject to any limitations imposed by the Internal Revenue Code. Our 401(k) plan also allows for catch-up contributions by eligible participants beginning in the year they attain the age of 50, which are matched at the same percentage as other employee contributions.

Every other year, the Committee reviews the relevant benefits provided to Mr. Strianese and the other named executive officers in relation to the peer group as part of a total remuneration analysis. In 2009 — when the Committee most recently requested that Mercer review the competitiveness of retirement benefits — the annualized dollar value of retirement benefits for Mr. Strianese was approximately at the 50th percentile for his position relative to competitive market data, while the annualized dollar value for the other named executive officers, on average, was below the 25th percentile relative to competitive market data.

Deferred Compensation Plans

To provide employees with additional savings opportunities, which helps attract and retain employees, L-3 established the L-3 Communications Corporation Deferred Compensation Plan I and L-3 Communications Corporation Deferred Compensation Plan II (collectively, the “L-3 Deferred Compensation Plans”). These plans allow for voluntary deferrals by executives, including the named executive officers, of up to 50% of salary and 100% of annual cash incentive awards into an unfunded, nonqualified account. We do not make any contribution to any named executive officer’s account. Deferred amounts receive interest at the prime rate. The Committee, based in part upon a market assessment conducted by Mercer in 2009 — when the Committee most recently requested that Mercer review the competitiveness of the deferred compensation program — believes that the benefits provided under the L-3 Deferred Compensation Plans are generally in line with market practices.

Employment and Severance Arrangements

L-3 currently does not have any employment agreements with its named executive officers. L-3 also does not have any formal arrangements that provide for severance to the named executive officers other than in connection with a change in control. For further discussion, see “Change in Control Arrangements” below and “Tabular Executive Compensation Disclosure — Potential Payments Upon Change in Control or Termination of Employment” beginning on page 62.

Change in Control Arrangements

To preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control, we provide a bridge to future employment in the event a named executive officer’s job is eliminated as a consequence of a change in control. L-3’s Change in Control Severance Plan is intended to align executive and stockholder interests by enabling each executive to consider corporate transactions that are in the best interests of the stockholders and other constituents without undue concern over whether the transactions may jeopardize the executive’s own employment. The plan provides a lump sum payment and continuation of benefits as a result of a termination of employment by L-3 without cause or by the employee for good reason during the two years following a change in control, plus protection for pre-change in control terminations that occur at the request of an acquirer or otherwise in anticipation of a change in control. The lump sum payment (severance amount) for each named executive officer is a multiple of base salary and average annual bonus for the three years prior to the year of termination, plus unpaid bonus for the current year earned through the termination date. The multiple for Messrs. Strianese, D’Ambrosio and Brunson is 3.0, and the multiple for Messrs. Dunn and Kantor is 2.5. Upon a change in control, all unvested equity awards vest immediately. Based in part upon information provided by Mercer, the Committee believes that the benefits and terms under the change in control arrangements are appropriate.

For all named executive officers, if the change in control severance payment, when aggregated with all other change in control payments, would subject the named executive officer to an excise tax under Section 280G of the Code, then the severance payment will be reduced to the highest amount for which no excise tax would be due. This severance payment reduction will occur only if the reduced amount is greater than the unreduced amount net of the excise tax.

For a discussion of amounts that would be realized by L-3’s named executive officers upon a change in control, see “Tabular Executive Compensation Disclosure — Potential Payments Upon Change in Control or Termination of Employment” beginning on page 62.

Perquisites

To facilitate the attraction and retention of highly qualified executives, we provide the named executive officers with other specified benefits that we believe are consistent with current market practices. We do not provide any tax gross-ups to our named executive officers. In 2010, the named executive officers were eligible for an executive physical, supplemental life insurance and participation in an executive medical plan.

In addition, for security purposes, Mr. Strianese is provided with a company car and security driver and has access to L-3’s fractionally-owned aircraft for occasional personal use. The incremental cost incurred by L-3 for the use of the company car and security driver by Mr. Strianese is disclosed in Note 6 to the Summary Compensation Table on page 50. Mr. Strianese reimbursed L-3 for the total incremental cost incurred by L-3 in connection with his personal use of the aircraft in 2010, as required by L-3’s policy.

Every other year, the Committee also reviews the relevant benefits provided to Mr. Strianese and the other named executive officers in relation to the compensation peer group as part of a total remuneration analysis. In 2009 — when the Committee most recently requested that Mercer review the competitiveness of perquisites — the annualized dollar value of perquisites for Mr. Strianese was below the 25th percentile for his position relative to competitive market data, while the annualized dollar value for the other named executive officers, on average, was at the 25th percentile relative to competitive market data.

Stock Ownership Guidelines

The Committee believes that executives should accumulate a meaningful level of ownership in L-3 shares over time and that such ownership will further reinforce stockholder value creation. The current stock ownership guidelines for the named executive officers are as follows:

• Mr. Strianese:	5X base salary
• Messrs. D’Ambrosio, Brunson, Dunn and Kantor:	3X base salary

In addition to the guidelines above, all Group Presidents and the General Counsel are subject to the guideline of 3X base salary, and other executives have guidelines of between 1X and 2X base salary. The Committee reviews progress towards guideline achievement annually. The guidelines are currently in effect, but executives have until the later of June 28, 2012 or five years from the date they become subject to the guidelines to achieve the minimum level of ownership. An executive whose ownership is below the applicable guideline after that time will receive annual cash bonuses entirely in the form of our Common Stock that cannot be sold until the guideline requirement is met.

“Stock ownership” is defined to include 100% of shares of Common Stock held outright, shares and share equivalents held in benefit plans and unvested restricted stock units; and 50% of the value of vested, “in-the-money” stock options.

Other Factors Affecting Compensation

We make reasonable efforts to maximize the tax deductibility of compensation paid to the named executive officers and to achieve favorable accounting treatment, provided that it does not conflict with intended plan design or program objectives.

Limitations on Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers (“covered employees”) to $1 million in the year the compensation becomes taxable to the executive, subject to an exception for performance-based compensation that meets specified requirements. The Committee considers the impact of this rule when developing and implementing its executive compensation programs. The Committee believes, however, that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, the Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Based on the factors discussed under “2010 Base Salary,” the Committee determined to pay Mr. Strianese a base salary in excess of $1 million in order to remain competitive. The Committee determined that the additional base salary is appropriate even though the excess over $1 million is not deductible. In addition, awards under the annual incentive plan do not qualify as deductible under Section 162(m). The Committee has structured the annual incentive plan to retain and motivate L-3’s executives and to encourage strong performance on an annual basis. The Committee has determined that maintaining flexibility with respect to its short-term compensation program outweighs the ability to achieve maximum tax efficiency.

With respect to long-term incentives, the Committee has structured L-3’s stock option and performance unit awards to qualify as deductible under Section 162(m). Restricted stock unit awards do not qualify as deductible. Nevertheless, the Committee has determined to include restricted stock unit awards as part of our long-term incentive program in order to enhance retention of L-3’s senior executives.

Accounting and Tax Considerations.  L-3 considers the accounting implications of all aspects of its senior executive compensation program. For example, awards to the named executive officers of stock options, restricted stock units and performance units payable in shares of our Common Stock qualify for fixed (as opposed to variable) accounting treatment under the accounting standards for share-based compensation. Performance units payable in cash qualify for variable (as opposed to fixed) accounting treatment. However, accounting treatment is just one of many factors considered by the Committee when designing compensation plans and making pay determinations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to L-3’s Board of Directors that the Compensation Discussion and Analysis be included in L-3’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

During 2010, Robert B. Millard, Lewis Kramer (since February 2010), John M. Shalikashvili, Alan H. Washkowitz and John P. White served as members of the Compensation Committee.

Robert B. Millard (Chairman)
Lewis Kramer
John M. Shalikashvili
Alan H. Washkowitz
John P. White

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman, President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and each of our three other most highly compensated executive officers, collectively referred to herein as the named executive officers.

						Change in
						Pension Value
						and
						Nonqualified
				Stock	Option	Deferred	All Other
		Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation	Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	Earnings(5)	($)	($)

Michael T. Strianese	2010	1,287,885	2,600,000	6,011,771	3,699,992	2,772,295	144,417	16,516,360
(Chairman, President and	2009	1,284,231	3,000,000	5,733,932	3,499,995	1,509,139	151,432	15,178,729
Chief Executive Officer and	2008	1,145,385	2,750,000	5,123,485	3,299,999	1,120,799	96,021	13,535,689
Director)
Ralph G. D’Ambrosio	2010	567,731	650,000	1,039,928	639,999	324,563	36,333	3,258,554
(Senior Vice President and Chief	2009	560,423	725,000	851,866	519,995	145,184	35,433	2,837,901
Financial Officer)	2008	511,346	650,000	745,289	480,000	108,000	36,304	2,530,939
Curtis Brunson	2010	563,639	650,000	974,871	600,009	424,944	79,954	3,293,417
(Executive Vice President of	2009	562,846	700,000	917,468	559,994	211,316	82,087	3,033,711
Corporate Strategy and	2008	514,538	650,000	745,289	480,000	243,439	77,599	2,710,865
Development)
James W. Dunn	2010	532,122	975,000	812,327	499,995	643,013	72,380	3,534,837
(Senior Vice President and	2009	534,462	900,000	786,424	479,995	327,787	55,674	3,084,342
President of Sensors & Simulation	2008	493,173	800,000	683,065	439,995	263,691	122,202	2,802,126
Group)
Steve Kantor	2010	548,666	700,000	777,110	479,996	402,712	58,626	2,967,110
(Senior Vice President	2009	—	—	—	—	—	—	—
and President of L-3 Services	2008	—	—	—	—	—	—	—
Group)(7)

(1)	Actual 2009 salary amounts were higher than 2009 base salary due to one extra pay period in 2009.

(2)	Bonus amounts represent annual incentive awards and are reported for the fiscal year in which the related services are rendered, although the actual payments are made in succeeding years.

(3)	Represents the grant date fair value of restricted stock units and performance units (whether payable in shares or cash) granted in 2010, 2009 and 2008, which is calculated in accordance with the accounting standards for share-based compensation (excluding the effect of estimated forfeitures). The grant date fair value of restricted stock units and performance units whose performance targets are based on EPS growth is calculated using L-3’s share price on the date of grant. See Note 18 to the audited consolidated financial statements included in L-3’s 2010 Annual Report on Form 10-K for a discussion of the assumptions used in calculating the grant date fair value of performance units whose performance targets are based on total stockholder return. For a discussion of the general terms of restricted stock units and performance units, see “Compensation Discussion and Analysis — 2010 Long-Term Incentives — Performance Units” beginning on page 40 and “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” on page 63.

With respect to the performance units, the grant date fair value included in the Summary Compensation Table above is based upon the expected performance and vesting conditions on the date of grant. The fair value of the EPS Element of the performance units assumes that target performance will be achieved. The fair value of the TSR Element represents an expected outcome of performance based on a binomial valuation technique. Assuming that the highest level of performance will be achieved, the grant date fair value of these performance units would have been:

	2010	2009	2008
Name	($)	($)	($)

Michael T. Strianese	6,473,506	6,217,852	5,297,021
Ralph G. D’Ambrosio	1,119,800	923,760	770,532
Curtis Brunson	1,049,746	994,898	770,532
James W. Dunn	874,718	852,794	706,201
Steve Kantor	827,656	—	—

(4)	Represents the grant date fair value calculated in accordance with the accounting standards for share-based compensation (excluding the effect of estimated forfeitures) for stock option awards granted in 2010, 2009 and 2008. See Note 18 to the audited consolidated financial statements included in L-3’s 2010 Annual Report on Form 10-K for a discussion of the assumptions used in calculating equity compensation expense in connection with these stock option awards. For a discussion of the general terms of our stock options, see “Compensation Discussion and Analysis — 2010 Long-Term Incentives — Stock Options” beginning on page 39 and “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” on page 63.

(5)	Amounts in this column reflect the increase in the actuarial value of defined benefit plans during 2010, 2009 and 2008, as applicable. Actuarial value computations are based on assumptions discussed in Note 20 to the audited consolidated financial statements included in L-3’s 2010 Annual Report filed on Form 10-K. A significant portion of the 2010 change in the pension value reported for the named executive officers resulted from changes in actuarial assumptions made to those used for 2009, primarily a decrease in the discount rate assumption from 6.3% for 2009 to 5.6% for 2010. If the discount rate assumption had not been decreased from 6.3%, then the 2010 change in the pension value reported for the named executive officers would be $1,961,889 for Mr. Strianese, $184,109 for Mr. D’Ambrosio, $325,234 for Mr. Brunson, $544,108 for Mr. Dunn and $334,225 for Mr. Kantor.

(6)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table above for 2010.

	Employer			Restricted
	Contributions		Medical	Stock
	to Employee	Life	Insurance	Dividend
	Savings Plan	Insurance(a)	Benefits(b)	Payment	Other		Total
Name	($)	($)	($)	($)	($)		($)

Michael T. Strianese(c)	14,200	4,656	3,872	54,360	67,329(d	)	144,417
Ralph G. D’Ambrosio	9,800	10,920	7,706	7,907	—		36,333
Curtis Brunson	14,200	27,054	5,649	7,666	25,385(e	)	79,954
James W. Dunn	14,200	25,604	5,649	7,408	19,519(f	)	72,380
Steve Kantor	14,200	15,304	5,649	4,573	18,900(e	)	58,626

(a)	Represents payments for executive and group term life insurance.

(b)	Represents payments of premiums for a company-provided executive medical reimbursement plan.

(c)	Mr. Strianese has access to L-3’s fractionally-owned aircraft for occasional personal use. Mr. Strianese is required to and has reimbursed L-3 for all incremental costs incurred by L-3 in connection with his personal use of the aircraft.

(d)	Represents the incremental cost associated with the use of a company car. These incremental costs include the monthly lease payments, maintenance, gas, tolls, parking and all other costs associated with the car.

(e)	Represents payment for accumulated vacation time.

(f)	Represents a payment of $15,000 for accumulated vacation time and a $4,519 reimbursement for parking.

(7)	Mr. Kantor was not considered a named executive officer prior to the 2010 fiscal year.

2010 GRANTS OF PLAN-BASED AWARDS

The following table provides information on stock options, restricted stock units and performance units granted in 2010 to each of our named executive officers under the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan. Plan-based awards are generally granted to the named executive officers on an annual basis at the first Compensation Committee meeting held following the release of L-3’s fourth quarter earnings results for the prior fiscal year.

							All Other
						All Other	Option		Grant Date
						Stock Awards:	Awards:	Exercise	Fair
						Number of	Number of	or Base	Value of
			Estimated Future Payouts			Shares	Securities	Price of	Stock and
			Under Equity Incentive Plan Awards(1)			of Stock	Underlying	Option	Option
	Grant		Threshold	Target	Maximum	or Units(2)	Options(3)	Awards	Awards(4)
	Date		(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Michael T. Strianese	2/23/10						200,216	90.18	3,669,992
	2/23/10					30,772			2,775,019
	2/23/10	(5)	7,693	15,386	30,772				1,387,509
	2/23/10	(6)	7,693	15,386	30,772				1,849,243
Ralph G. D’Ambrosio	2/23/10						34,632	90.18	639,999
	2/23/10					5,323			480,028
	2/23/10	(5)	1,331	2,662	5,323				240,014
	2/23/10	(6)	1,331	2,661	5,323				319,886
Curtis Brunson	2/23/10						32,468	90.18	600,009
	2/23/10					4,990			449,998
	2/23/10	(5)	1,248	2,495	4,990				224,999
	2/23/10	(6)	1,247	2,495	4,990				299,874
James W. Dunn	2/23/10						27,056	90.18	499,995
	2/23/10					4,158			374,968
	2/23/10	(5)	1,040	2,079	4,158				187,484
	2/23/10	(6)	1,039	2,079	4,158				249,875
Steve Kantor	2/23/10						18,398	90.18	339,995
	2/23/10					2,828			255,029
	2/23/10	(5)	707	1,414	2,828				127,515
	2/23/10	(6)	707	1,414	2,828				169,949
	4/27/10	(7)					7,198	93.82	140,001
	4/27/10	(7)				1,119			104,985
	4/27/10	(7)	280	560	1,119				52,492
	4/27/10	(7)	280	559	1,119				63,873

(1)	Represents performance units granted to the named executive officers. The final value of each unit will vary based upon (i) the level of performance achieved over the associated performance period in relation to a pre-determined performance goal established by the Compensation Committee and (ii) the price of our Common Stock at the end of the performance period. The measures selected for the 2010 performance units were total stockholder return and growth in diluted earnings per share for the three-year performance period beginning January 1, 2010 and ending December 31, 2012. The amounts disclosed represent the number of shares of our Common Stock issuable (or payable in cash based on the number of shares multiplied by the closing price of our Common Stock on the last trading day of the performance period) assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these measures over the performance period. See “Compensation Discussion and Analysis — 2010 Long-Term Incentives — Performance Units” beginning on page 40 for a further discussion of the performance units. See “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” on page 63 for a discussion concerning the effect of a change in control or termination of employment on outstanding performance units.

(2)	Represents restricted stock units granted to the named executive officers. There were no performance or other market condition requirements included in the terms of the restricted stock unit awards to the named executive officers. For a discussion of our restricted stock units, see “Compensation Discussion and Analysis — 2010 Long-Term Incentives — Restricted Stock Units” on page 41. For a discussion concerning the effect of a change in control or termination of employment on outstanding restricted stock units, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” on page 63.

(3)	Represents stock option awards granted to the named executive officers. These awards have an exercise price equal to the closing price of our Common Stock on the grant date, and provide value to the recipient only if the price of our Common Stock increases after the grant date. There were no other performance or other market condition requirements included in the terms of the option awards to the named executive officers. For a discussion of our stock option awards, see “Compensation Discussion and Analysis — 2010 Long-Term Incentives — Stock Options” beginning on page 39. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” on page 63.

(4)	Represents, in the case of performance unit awards, the grant date fair value of a performance unit award calculated in accordance with the accounting standards for share-based compensation multiplied by the Target number of shares of our Common Stock issuable (or payable in cash as discussed in Note 1 above) pursuant to the award or, in the case of an option or restricted stock unit award, the grant date fair value of the option or restricted stock unit award.

(5)	Represents performance unit awards with performance targets based on growth in diluted earnings per share, which are payable in shares of our Common Stock at the end of the performance period.

(6)	Represents performance unit awards with performance targets based on total stockholder return, which are payable in cash based on the closing price of our Common Stock on the last trading day of the performance period.

(7)	Represents equity awards in connection with Mr. Kantor’s promotion to Senior Vice President and President of L-3 Services Group effective June 1, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2010

The following table provides information with respect to holdings of exercisable and unexercisable stock options and unvested, and as applicable, unearned restricted stock units and performance units held by the Company’s named executive officers at December 31, 2010.

	Option Awards						Stock Awards
									Equity
									Incentive	Equity
									Plan	Incentive
									Awards:	Plan Awards:
									Number of	Market or
							Number of	Market	Unearned	Payout Value
			Number of	Number of			Shares or	Value of	Shares,	of Unearned
			Securities	Securities			Units of	Shares or	Units or	Shares,
			Underlying	Underlying			Stock	Units of	Other	Units or
			Unexercised	Unexercised	Option		That Have	Stock That	Rights That	Other Rights
			Options	Options	Exercise	Option	Not	Have Not	Have Not	That Have
	Grant		(#)	(#)	Price	Expiration	Vested(2)	Vested(3)	Vested	Not Vested(3)
Name	Date		Exercisable(1)	Unexercisable(1)	($)	Date	(#)	($)	(#)	($)

Michael T. Strianese	3/4/2003		31,000	—	35.95	3/4/2013
	11/10/2004		40,000	—	68.16	11/10/2014
	7/12/2005		20,000	—	74.94	7/12/2015
	8/2/2006		100,000	—	72.20	8/2/2016
	11/6/2006		100,000	—	80.39	11/6/2016
	8/1/2007		91,514	—	99.58	8/1/2017
	7/29/2008		117,521	58,761	96.34	7/29/2018
	7/29/2008						25,690	1,810,888
	7/28/2009		79,043	158,084	73.61	7/28/2019
	7/28/2009						35,661	2,513,744
	7/28/2009	(4)							35,661	2,513,744
	7/28/2009	(5)							8,915	628,418
	2/23/2010		—	200,216	90.18	2/23/2020
	2/23/2010						30,772	2,169,118
	2/23/2010	(4)							30,772	2,169,118
	2/23/2010	(5)							7,693	542,280
Ralph G. D’Ambrosio	3/15/2005		12,000	—	75.23	3/15/2015
	8/2/2006		2,000	—	72.20	8/2/2016
	8/1/2007		13,311	—	99.58	8/1/2017
	7/29/2008		17,094	8,547	96.34	7/29/2018
	7/29/2008						3,737	263,421
	7/28/2009		11,744	23,486	73.61	7/28/2019
	7/28/2009						5,298	373,456
	7/28/2009	(4)							5,298	373,456
	7/28/2009	(5)							1,324	93,329
	2/23/2010		—	34,632	90.18	2/23/2020
	2/23/2010						5,323	375,218
	2/23/2010	(4)							5,323	375,218
	2/23/2010	(5)							1,331	93,822
Curtis Brunson	8/20/2002		2,500	—	54.91	8/20/2012
	8/20/2002		5,000	—	49.00	8/20/2012
	7/21/2003		6,667	—	45.11	7/21/2013
	7/21/2003		13,333	—	49.10	7/21/2013
	3/15/2005		15,000	—	75.23	3/15/2015
	8/2/2006		20,000	—	72.20	8/2/2016
	8/1/2007		11,647	—	99.58	8/1/2017
	7/29/2008		17,094	8,547	96.34	7/29/2018
	7/29/2008						3,737	263,421
	7/28/2009		12,647	25,923	73.61	7/28/2019
	7/28/2009						5,706	402,216
	7/28/2009	(4)							5,706	402,216
	7/28/2009	(5)							1,426	100,519
	2/23/2010		—	32,468	90.18	2/23/2020
	2/23/2010						4,990	351,745
	2/23/2010	(4)							4,990	351,745
	2/23/2010	(5)							1,247	87,901

	Option Awards						Stock Awards
									Equity
									Incentive	Equity
									Plan	Incentive
									Awards:	Plan Awards:
									Number of	Market or
							Number of	Market	Unearned	Payout Value
			Number of	Number of			Shares or	Value of	Shares,	of Unearned
			Securities	Securities			Units of	Shares or	Units or	Shares,
			Underlying	Underlying			Stock	Units of	Other	Units or
			Unexercised	Unexercised	Option		That Have	Stock That	Rights That	Other Rights
			Options	Options	Exercise	Option	Not	Have Not	Have Not	That Have
	Grant		(#)	(#)	Price	Expiration	Vested(2)	Vested(3)	Vested	Not Vested(3)
Name	Date		Exercisable(1)	Unexercisable(1)	($)	Date	(#)	($)	(#)	($)

James W. Dunn	11/14/2003		3,333	—	45.80	11/14/2013
	7/12/2005		28,750	—	74.94	7/12/2015
	8/2/2006		20,000	—	72.20	8/2/2016
	8/1/2007		13,311	—	99.58	8/1/2017
	7/29/2008		15,669	7,835	96.34	7/29/2018
	7/29/2008						3,425	241,248
	7/28/2009		10,840	21,680	73.61	7/28/2019
	7/28/2009						4,891	344,767
	7/28/2009	(4)							4,891	344,767
	7/28/2009	(5)							1,223	86,209
	2/23/2010		—	27,056	90.18	2/23/2020
	2/23/2010						4,158	293,097
	2/23/2010	(4)							4,158	293,097
	2/23/2010	(5)							1,039	73,239
Steve Kantor	11/10/2004		10,000	—	68.16	11/10/2014
	10/10/2005		5,000	—	78.60	10/10/2015
	8/2/2006		15,000	—	72.20	8/2/2016
	8/1/2007		7,488	—	99.58	8/1/2017
	7/29/2008		9,971	4,986	96.34	7/29/2018
	7/29/2008						2,180	153,668
	7/28/2009		6,775	13,550	73.61	7/28/2019
	7/28/2009						3,057	215,488
	7/28/2009	(4)							3,057	215,488
	7/28/2009	(5)							764	53,854
	2/23/2010		—	18,938	90.18	2/23/2020
	2/23/2010						2,828	199,346
	2/23/2010	(4)							2,828	199,346
	2/23/2010	(5)							707	49,836
	4/27/2010		—	7,198	93.82	4/27/2020
	4/27/2010						1,119	78,878
	4/27/2010	(4)							1,119	78,878
	4/27/2010	(5)							280	19,737

(1)	Stock options vest in equal, annual increments over a three-year period starting with the grant date. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” on page 63.

(2)	Represents restricted stock units, which vest three years after the grant date. Each restricted stock unit automatically converts into one share of our Common Stock on the vesting date. For a discussion concerning the effect of a change in control or termination of employment on outstanding restricted stock unit awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” on page 63.

(3)	The market value is based on the closing price of our Common Stock on December 31, 2010 of $70.49, multiplied by the number of shares or units.

(4)	Reflects the number of shares of our Common Stock issuable assuming achievement of the Maximum level of performance in respect of performance units whose performance targets are based on growth in diluted earnings per share. The Maximum level of performance is reported for these units because the Company’s performance from the beginning of the applicable performance period (June 27, 2009 for units granted in 2009 and January 1, 2010 for units granted in 2010) through December 31, 2010, measured against the applicable performance goals, exceeded the Target levels of performance. For a further discussion of our performance units, see “Compensation Discussion and Analysis — 2010 Long-Term Incentives — Performance Units” beginning on page 40. For a discussion concerning the effect of a change in control or termination of employment on performance unit awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” on page 63.

(5)	Reflects the number of shares of our Common Stock payable in cash (based on the closing price of our Common Stock at the end of the performance period) assuming achievement of the Threshold level of performance in respect of performance units whose performance targets are based on relative total stockholder return. The Threshold level of performance is reported for these units because the Company’s performance from the beginning of the applicable performance period (June 27, 2009 for units granted in 2009 and January 1, 2010 for units granted in 2010) through December 31, 2010, measured against the applicable performance goals, did not exceed the Threshold levels of performance. For a further discussion of our performance units, see “Compensation Discussion and Analysis — 2010 Long-Term Incentives — Performance Units” beginning on page 40. For a discussion concerning the effect of a change in control or termination of employment on performance unit awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” on page 63.

2010 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the amounts received by our named executive officers as a result of the exercise of stock options and vesting of restricted stock units and performance units during the year ended December 31, 2010. The amount of shares issued in respect of performance units was based on the Company’s earnings per share performance during the period of June 28, 2008 through December 31, 2010. For a further discussion, see “Compensation Discussion and Analysis — Payment of Performance Unit Awards for the 2008-2010 Award Cycle” on page 44. The shares underlying the performance units vested on December 31, 2010 and were issued in February 2011.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares		Value
	Acquired on	Realized on	Acquired on		Realized on
	Exercise	Exercise	Vesting		Vesting
Name	(#)	($)(1)	(#)		($)(2)

Michael T. Strianese	75,000	3,974,380	39,958	(3)	2,858,906
Ralph G. D’Ambrosio	10,000	197,183	5,812	(4)	415,844
Curtis Brunson	15,000	610,955	5,511	(5)	393,859
James W. Dunn	—	—	5,528	(6)	395,822
Steve Kantor	—	—	3,340	(7)	238,941

(1)	Value realized on exercise is based on the difference between the aggregate exercise price and the fair market value of the shares acquired.

(2)	Value realized on vesting is based on the fair market value of the shares at the time of vesting.

(3)	Represents (a) 16,570 shares issued upon vesting of restricted stock units on August 1, 2010 and (b) 23,388 shares issued as a result of the vesting of performance units on December 31, 2010.

(4)	Represents (a) 2,410 shares issued upon vesting of restricted stock units on August 1, 2010 and (b) 3,402 shares issued as a result of the vesting of performance units on December 31, 2010.

(5)	Represents (a) 2,109 shares issued upon vesting of restricted stock units on August 1, 2010 and (b) 3,402 shares issued as a result of the vesting of performance units on December 31, 2010.

(6)	Represents (a) 2,410 shares issued upon vesting of restricted stock units on August 1, 2010 and (b) 3,118 shares issued as a result of the vesting of performance units on December 31, 2010.

(7)	Represents (a) 1,356 shares issued upon vesting of restricted stock units on August 1, 2010 and (b) 1,984 shares issued as a result of the vesting of performance units on December 31, 2010.

2010 PENSION BENEFITS

The following table provides information regarding the pension benefits for our named executive officers under L-3’s tax-qualified and supplemental plans. The named executive officers participate in multiple tax-qualified or supplemental pension plans. The purpose of each plan is to provide the named executive officers retirement benefits as part of their overall compensation package. The material terms of the plans are described following the table.

				Present Value of
		Number of Years		Accumulated		Payments During
		Credited Service		Benefit(1)		Last Fiscal Year
Name	Plan Name	(#)		($)		($)

Michael T. Strianese	L-3 Communications Corporation Pension Plan	20.17	(2)	491,156	(3)	—
	L-3 Communications Corporation Supplemental Executive Retirement Plan	20.17	(2)	6,618,824	(3)	—

Ralph G. D’Ambrosio	L-3 Communications Corporation Pension Plan	13.42		172,161		—
	L-3 Communications Corporation Supplemental Executive Retirement Plan	13.42		611,367		—

Curtis Brunson(4)	L-3 Communication Systems — West Retirement Plan	31.58	(2)	495,208	(5)	—
	L-3 Communications Corporation Pension Plan	3.92		157,993		—
	L-3 Communications Corporation Supplemental Executive Retirement Plan	35.50	(2)	974,691	(5)	—

James W. Dunn(6)	L-3 Link Simulation and Training Retirement Plan	3.67		87,337		—
	L-3 Communications Corporation Pension Plan	7.08		289,868		—
	L-3 Communications Corporation Supplemental Executive Retirement Plan	10.75		1,615,496		—

Steve Kantor(6)	L-3 Communications Corporation Pension Plan	8.00		333,657		—
	L-3 Communications Corporation Supplemental Executive Retirement Plan	8.00		1,019,819		—

(1)	The present values of the accumulated benefits in the table were determined using the same assumptions that were used by L-3 as of December 31, 2010 for financial reporting purposes, including a 5.6% discount rate and post-retirement mortality in accordance with the RP-2000 Combined Mortality table with 11-year projection. We used age 65, the normal retirement age under the pension plans and the supplemental executive retirement plans (or current age, if greater), to determine the present value of the accumulated benefits in the table. For the assumptions used in calculating the present value of the accumulated benefits, see Note 20 to the audited consolidated financial statements included in L-3’s 2010 Annual Report on Form 10-K.

(2)	L-3 was formed in 1997 through the acquisition of 10 pre-existing business units from Lockheed Martin Corporation. In connection with the acquisition, L-3 hired the employees of these business units and acquired their associated pension plan assets, subject to the obligation to provide these employees with credit for the years of service that they had previously accrued under the pension plans. Accordingly, the years of credited service reflected for Messrs. Strianese and Brunson in the table above include 6.50 and 21.75 years of service, respectively, that had been accrued by them as employees of these business units or their predecessors at the time of L-3’s formation.

(3)	The present value of the benefits reported for Mr. Strianese that is attributable to his years of service to predecessors as described in Note 2 above is $158,280 with respect to the L-3 Communications Corporation Pension Plan and $2,132,987 with respect to the L-3 Communications Corporation Supplemental Executive Retirement Plan.

(4)	Upon termination from L-3 Communications Corporation, Mr. Brunson is eligible for early retirement under the L-3 Communication Systems — West Retirement Plan and the L-3 Communications Corporation Pension Plan as he is over age 55 and has accumulated more than the required amount of eligible service. See table below for the benefit plan formulas.

(5)	The present value of the benefits reported for Mr. Brunson that is attributable to his 21.75 years of service to predecessors as described in Note 2 above is $341,063 with respect to the L-3 Communication Systems — West Retirement Plan and $241,921 with respect to the L-3 Communications Corporation Supplemental Executive Retirement Plan.

(6)	Upon termination from L-3 Communications Corporation, Messrs. Dunn and Kantor are eligible for retirement under the retirement plans in which they participate.

The present value of the accumulated benefits for each of the named executives shown in the table above reflects the present value of the benefits earned under each of the pension plans as of December 31, 2010. The pension benefits that are the basis for the present values of the accumulated benefits shown are calculated based on all years of creditable service with L-3 and its predecessor companies under each of the plans as of December 31, 2010.

A more complete discussion of the material factors useful to an understanding of each plan is presented below.

Tax-Qualified Pension Plans

L-3 Communications Corporation Pension Plan

Eligibility	Employees were eligible to participate in the plan after one year of service, and upon attaining 21 years of age. Employees hired on or after January 1, 2007 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, provided that they have ten years of eligibility service.

Earnings	Earnings are defined as base pay, overtime and performance-based cash bonuses and limited to the IRS earnings limit of $245,000 in 2010 and 2011.

Final Average Earnings (FAE)	FAE is equal to the average of the participant’s earnings for the five calendar years during the ten calendar years prior to date of termination that results in the highest average earnings amount.

Covered Compensation	Covered Compensation is equal to the average of the wage levels at which social security tax is applied for each year during the 35-year period ending in the year the participant reaches social security retirement age.

Benefit Plan Formula	The annual pension benefit is equal to 1.5% of FAE up to Covered Compensation, plus 1.75% of FAE in excess of Covered Compensation, for each plan year (partial and completed months) of accrual service.

Early Retirement Reduction Factors	For those participants that are eligible to retire early, the reduction factor is 1/180 for each of the first 60 months prior to age 65 and 1/360 for each of the next 60 months.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period certain options and a level income option.

L-3 Communication Systems — West Retirement Plan

Eligibility	Employees were eligible to participate in the plan if they were participants in the Lockheed Martin Tactical Defense Systems Retirement Plan on April 30, 1997 and became employees of L-3 Communication Systems West on May 1, 1997. Employees who had not met the eligibility as of May 1, 1997 or were hired on or after May 1, 1997 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, provided that they have five years of eligibility service.

Earnings	Earnings are defined as regular pay plus overtime, commissions, performance-based cash bonuses and fringe benefits and limited to the IRS earnings limit of $220,000 in 2010 and 2011.

Final Average Earnings (FAE)	FAE is used in calculating the benefit accrued prior to January 1, 1991 and is equal to the average of the participant’s earnings for the 60 consecutive months during the 120 consecutive months prior to January 1, 1991 that results in the highest average earnings amount.

Final Average Social Security Wage Base (FASS)	Final Average Social Security Wage Base is used in calculating the benefit accrued prior to January 1, 1991 and is equal to the Average Wage Base (FASS) of the Social Security Wage Bases (determined at the start of each plan year) for the five consecutive years prior to January 1, 1991. The FASS is equal to $46,020.

Benefit Plan Formula	The annual pension benefit is equal to the sum of: (i) 1% of pre-1991 FAE up to 50% of the pre-1991 FASS plus 1.35% of pre-1991 FAE in excess of the pre-1991 FASS all times accrual service as of December 31, 1990 and (ii) for each year of service after January 1, 1991, 1% of Earnings for the year up to 50% of the FASS for the year plus 1.35% of Earnings for the year in excess of 50% of the FASS for the year.

Early Retirement Reduction Factors	For those participants that are eligible to retire early, the reduction factor is 6% for each year prior to age 65, or age 62 for a participant with 20 years or more of vesting service.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period certain options and a level income option.

L-3 Link Simulation and Training Retirement Plan

Eligibility	Employees were eligible to participate in the plan if (1) they participated in a specific component of the Raytheon Pension Plan on February 10, 2000 and became employees of L-3 Link Simulation and Training on February 11, 2000 or (2) they were an employee of Raytheon on February 10, 2000, became a full-time employee of L-3 Link Simulation and Training after February 11, 2000 but on or before August 31, 2000 or (3) they were hired before January 1, 2007 in a pension eligible organization and have met the one year of service requirement to participate in the plan. Employees hired on or after January 1, 2007 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of vesting service or attainment of age 65, and there is no partial vesting.

Availability of Early Retirement Benefits:	Participants are eligible for early retirement benefits after age 55, provided that they have five years of vesting service.

Earnings	Earnings are defined as base pay, performance-based cash bonuses, shift differentials, payment for overtime hours, paid time off actually taken, bereavement, jury duty and military training pay and limited to the IRS earnings limit of $245,000 in 2010 and 2011.

Final Average Monthly Compensation (FAMC)	FAMC is equal to the average of the participant’s monthly earnings during the five highest-paid 12-month periods worked out of the last ten consecutive 12-month periods worked.

Covered Compensation	Covered Compensation means for any Plan year, the average (without indexing) of the Social Security Taxable Wage Base in effect for each calendar year during the 35-year period ending with the calendar year in which a participant attains or will attain his Social Security Retirement Date.

Benefit Plan Formula	1.5% of FAMC times Benefit Service up to 35 years, minus 0.6% of the lesser of Covered Compensation or FAMC, times Benefit Service up to 35 years, plus 0.5% of FAMC, times Benefit Service in excess of 35 years.

Early Retirement Reduction Factors	For those participants that are eligible to retire early, the reduction factor is 6% for each year prior to the participant’s normal retirement date for social security purposes.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, a 10-year certain and continuous annuity and a 10-year certain annuity.

Supplemental Plan

The provisions of the Supplemental Executive Retirement Plan (the “Restoration Plan”) are substantially similar to the provisions of the tax-qualified pension plans described above (the “Qualified Plans”). However, the Restoration Plan takes into consideration earnings above the annual IRS earnings limit and provides a nonqualified benefit to those participants based on those earnings in excess of the IRS limit or the Section 415 benefit limits.

2010 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information regarding contributions, earnings and balances for our named executive officers under the L-3 Deferred Compensation Plans.

	Executive		Aggregate
	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance at
	Last Fiscal Year(1)	in Last Fiscal Year(2)	Distributions	Last Fiscal Year End
Name	($)	($)	($)	($)

Michael T. Strianese	—	—	—	—
Ralph G. D’Ambrosio	—	—	—	—
Curtis Brunson	406,156	87,368	—	2,823,367	(3)
James W. Dunn	—	—	—	—
Steve Kantor	130,015	12,060	10,813	424,841

(1)	The amounts in this column are included in the Salary and Bonus columns of the Summary Compensation Table on page 49.

(2)	Aggregate earnings in the last fiscal year are based on the prime interest rate.

(3)	Includes $705,238 in executive contributions from Mr. Brunson that were reported in the Salary and Bonus columns of the Summary Compensation Table for previous years.

For a further discussion of the L-3 Deferred Compensation Plans, see “Compensation Discussion and Analysis — Other Pay Elements — Deferred Compensation Plans” on page 45.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL
OR TERMINATION OF EMPLOYMENT

Change in Control Severance Plan

Our Board of Directors previously approved a Change in Control Severance Plan for executive officers and other corporate employees. The Board of Directors based its approval on the recommendation of the Compensation Committee, which was composed solely of independent directors. The Compensation Committee’s recommendation was based, in part, on consultations with Mercer, its outside compensation consultant that reports directly to the Compensation Committee, and was not in anticipation of, or in response to, any particular transaction or process.

Under this plan, executive officers and other corporate employees will be entitled to severance benefits if their employment is terminated in connection with or following a change in control of L-3. The material terms of the program with respect to our named executive officers are as follows:

Protection Period	Two years following the occurrence of a change in control. In addition, the program covers terminations that become effective prior to the occurrence of a change in control if such termination occurs (1) upon the request of the acquirer or (2) otherwise in anticipation of the change in control.

Payout Requirements	Severance payments are required following termination by us without cause or termination by the executive for good reason during the protection period.

Severance Benefits	Lump sum payment equal to a multiple of annual salary and three-year average bonus:

• Chief Executive Officer, Chief Financial Officer, General Counsel and Executive Vice Presidents — three times

• Senior Vice Presidents and Group Presidents — two and a half times

Bonus for Year of Change in Control/Termination	Pro rata bonus based on number of months worked in the year of termination and three year average bonus (or actual, if performance is determinable at the time of termination).

Benefits/Perquisites Continuation	Continuation of medical and life insurance benefits at the same cost to the executive, or cash equal to any increased premiums, for the same period as the severance multiple.

Restrictive Covenants	Non-compete and non-solicit covenants for one-year period following termination of employment.

Amendment and Termination of the Plan	Prior to the occurrence of a change in control, the Compensation Committee may amend or terminate the program at any time upon 90 days written notice.

Effect of Change in Control or Termination of Employment Upon Equity Awards

The following table summarizes the effect of the following events upon outstanding equity awards issued to our named executive officers.

				Termination	Termination
Equity	Change in	Death /	Qualified	by Company	by Company
Award Type	Control	Disability	Retirement(1)	for Cause	without Cause	Resignation
Stock Options	Immediate vesting of full award.	Immediate vesting of full award.	Unvested options are forfeited.	Forfeiture of full award.	Unvested options are forfeited.	Unvested options are forfeited.

Restricted Stock Units	Immediate vesting of full award.	Immediate vesting of full award.	No immediate effect. Vesting continues as if the executive remained an employee.	Forfeiture of full award.	Forfeiture of full award.	Forfeiture of full award.

Performance Units	Immediate vesting based on Target level of performance, prorated to reflect reduced service period.(2)	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining units is based on actual performance for the full performance period.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining units is based on actual performance for the full performance period.	Forfeiture of full award.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining units is based on actual performance for the full performance period.	Forfeiture of full award.

(1)	Qualified Retirement is defined as a termination of employment that satisfies all of the following: (i) the executive terminates employment more than one year after the grant date of the applicable equity award, (ii) the executive terminates employment on or after attaining age 65 and completing at least five years of service (which must be continuous through the date of termination except for a single break in service that does not exceed one year in length), (iii) the executive is not subject to termination for cause by the Company at the time of the employee’s termination and (iv) the executive is available for consultation following the termination of employment at the reasonable request of the Company.

(2)	In connection with a change in control, the Compensation Committee has the discretion to increase this payment (but not above the benefit payable for the Maximum level of performance achievement) to the extent (if any) that the Compensation Committee is able to assess that the Company’s progress towards achievement of the applicable performance measures, at or prior to the change in control, exceeds the Target performance level requirement as adjusted to reflect the reduced service period.

Payments Upon Change in Control or Termination of Employment

The following table quantifies the payments under our severance arrangements, equity compensation plans and the Restoration Plan that would be made assuming that a change in control, death or disability occurred on December 31, 2010. Payments under other plans do not change as a result of a change in control or termination of employment, and quantification of those payments are found elsewhere in this Proxy Statement under “2010 Pension Benefits” beginning on page 57 and “2010 Nonqualified Deferred Compensation” on page 61 or are paid under plans available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers.

	Change in Control	Death/Disability
Named Executive Officer	($)	($)

Michael T. Strianese
Severance(1)(2)	14,713,655	—
Medical Benefits(1)(3)	27,169	—
Life Insurance Premiums(1)	15,632	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	—	—
Acceleration of Restricted Stock Units(7)(8)	6,493,750	6,493,750
Acceleration of Performance Units(9)(10)	2,224,098	—
Restoration Plan(11)	657,014	—	(11)

TOTAL	24,149,318	6,493,750

Ralph G. D’Ambrosio
Severance(1)(2)	4,328,193	—
Medical Benefits(1)(3)	78,940	—
Life Insurance Premiums(1)	15,632	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	—	—
Acceleration of Restricted Stock Units(7)(8)	1,012,095	1,012,095
Acceleration of Performance Units(9)(10)	347,896	—
Restoration Plan(11)	12,899	—	(11)

TOTAL	5,813,655	1,012,095

Curtis Brunson
Severance(1)(2)	4,240,917	—
Medical Benefits(1)(3)	52,244	—
Life Insurance Premiums(1)	15,632	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	—	—
Acceleration of Restricted Stock Units(7)(8)	1,017,382	1,017,382
Acceleration of Performance Units(9)(10)	357,405	—
Restoration Plan(11)	132,219	—	(11)

TOTAL	5,833,799	1,017,382

	Change in Control	Death/Disability
Named Executive Officer	($)	($)

James W. Dunn
Severance(1)(2)	4,305,305	—
Medical Benefits(1)(3)	43,537	—
Life Insurance Premiums(1)	8,782	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	—	—
Acceleration of Restricted Stock Units(7)(8)	879,292	879,292
Acceleration of Performance Units(9)(10)	303,582	—
Restoration Plan(11)	233,110	—	(11)

TOTAL	5,791,608	879,292

Steve Kantor
Severance(1)(2)	3,513,332	—
Medical Benefits(1)(3)	43,537	—
Life Insurance Premiums(1)	8,733	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	—	—
Acceleration of Restricted Stock Units(7)(8)	647,380	647,380
Acceleration of Performance Units(9)(10)	221,107	—
Restoration Plan(11)	145,472	—	(11)

TOTAL	4,597,561	647,380

(1)	Severance, medical benefits, life insurance premiums and outplacement benefits in connection with a change in control are payable only if the named executive officer (a) is involuntarily terminated (other than for cause, death or disability) in anticipation of, or during the two-year period following, the change in control or (b) voluntarily terminates employment for good reason during the two-year period following the change in control. For purposes of calculating the amount of these benefits in connection with a change in control, we assumed that such a termination of employment occurred on December 31, 2010. Receipt of these benefits is conditioned upon the named executive officer’s execution of an agreement with the Company containing confidentiality, 12-month non-competition and 12-month non-solicitation covenants and a customary release of all claims against the Company. For a further discussion, see “— Potential Payments Upon Change in Control or Termination of Employment — Change in Control Severance Plan” on page 62.

(2)	As discussed in “Potential Payments Upon Change in Control or Termination of Employment — Change in Control Severance Plan” on page 62, the change in control severance amount for each named executive officer is a multiple of base salary and average annual bonus for the three years prior to the year of termination, plus unpaid bonus for the current year earned through the termination date. In the event that the severance payment, when aggregated with all other change in control payments, would subject the named executive officer to an excise tax under IRS regulations, then the severance payment will be reduced to the highest amount for which no excise tax would be due, only if the reduced amount is greater than the unreduced amount net of the excise tax.

(3)	Medical benefits are based on a multiple of the premiums paid by the Company in 2010 to provide the named executive officer (and the named executive officer’s spouse and dependants, as applicable) with medical benefits, including a $10,000 annual executive reimbursement benefit.

(4)	Under our Change in Control Severance Plan, a named executive officer is entitled to reasonable outplacement services from a provider selected by the executive and paid for by the Company. The amount disclosed represents the Company’s reasonable estimate of the cost to provide this benefit.

(5)	The value attributable to the acceleration of unvested stock options is based upon the number of unvested stock options multiplied by the difference between the closing price of our Common Stock on December 31, 2010 ($70.49) and the per share exercise price of the option.

(6)	As disclosed above, in the event of any termination of employment other than death or disability, unvested stock option awards (or all stock option awards, in the case of a termination for cause) are forfeited. Accordingly, stock option awards are not quantified in the table above with respect to any termination of employment event other than death or disability.

(7)	The value attributable to the acceleration of unvested restricted stock units is based upon the number of unvested restricted stock units multiplied by the closing price of our Common Stock on December 31, 2010 ($70.49).

(8)	As disclosed above, in the event of the named executive officer’s qualified retirement, the restricted stock units are not converted into shares of Common Stock until the end of the original vesting period. In the event of any other termination of employment other than death or disability, the restricted stock units are forfeited. Accordingly, the restricted stock units are not quantified in the table above with respect to any termination of employment event other than death or disability.

(9)	The value attributable to the acceleration of performance units is based upon the prorated number of shares issuable (or payable in cash) assuming a Target level of performance achievement multiplied by the closing price of our Common Stock on December 31, 2010 ($70.49). As disclosed above, the Compensation Committee has the discretion to increase the number of shares issuable or payable up to the prorated number of shares issuable or payable assuming the Maximum level of performance achievement based on the Compensation Committee’s assessment of the Company’s progress towards achievement of the applicable performance measures at or prior to the change in control.

(10)	As disclosed above, in the event of the named executive officer’s death, disability, qualified retirement or termination by the Company without cause, a prorated portion of the performance units are forfeited, and the remaining performance units are not paid until the end of the original performance period based on actual performance for the full performance period. In the event of any other termination of employment, the performance units are forfeited. Accordingly, the performance units are not quantified in the table above with respect to any termination of employment event.

(11)	The Restoration Plan pays benefits in a lump sum upon a change in control, and in an annuity following the later of (a) the named executive officer’s earliest retirement date under the applicable Qualified Plan or (b) the date of the named executive officer’s termination of employment (subject to a potential six-month delay to comply with Section 409A of the Code). ERISA regulations for Qualified Plans require that an interest rate different than the rate used for financial reporting purposes be used to determine benefits paid out in lump sum. The Restoration Plan uses lump sum factors under Section 417(e) of the Internal Revenue Code as defined in the applicable Qualified Plan, resulting in an enhanced benefit received upon a change in control compared to the benefits received following a voluntary termination, normal retirement, or involuntary not-for-cause termination. The amounts disclosed represent the enhancement received upon a change in control. In the case of any other termination, no enhanced benefit is received under the Restoration Plan and, accordingly, no amounts relating to payments under the Restoration Plan in the case of such terminations are included in the table above. In the event of a termination for cause, all benefits under the Restoration Plan are forfeited. For a further discussion, see the 2010 Pension Benefits table included in this proxy statement on page 57.

COMPENSATION OF DIRECTORS

L-3’s compensation program for non-employee directors (the “Director Compensation Program”) is determined by our Board of Directors. The objectives of the program are to attract and retain highly qualified directors, and to compensate them in a manner that closely aligns their interests with those of our stockholders. Directors who are also employees of L-3 do not receive compensation for their services as directors.

Pursuant to its Charter, the Compensation Committee is responsible for periodically reviewing and making recommendations to our Board of Directors with respect to director compensation. The Compensation Committee’s practice is to review the appropriateness of the components, amounts and forms of compensation provided to directors every two years.

On June 15, 2010, the Compensation Committee conducted its biennial review of the Director Compensation Program and recommended that the grant date fair value of the annual board member equity award described below be increased from $100,000 to $110,000 effective beginning with the award to be made on the date of L-3’s annual stockholders meeting in 2011. This recommendation was approved by our Board of Directors on July 13, 2010. The Compensation Committee’s recommendation was based, in part, upon a market assessment conducted by Mercer, its outside compensation consultant that reports directly to the Compensation Committee, including the director pay levels and practices of L-3’s peer group.

The following table provides information concerning the Director Compensation Program for 2010.

Compensation Type	Compensation Rates

Annual Board Member Retainer(1)	$100,000
Annual Board Member Equity Award(2)	$100,000
Annual Audit Committee Chairperson Retainer(1)	$30,000
Annual Compensation Committee Chairperson Retainer(1)	$10,000
Annual Nominating/Corporate Governance Committee Chairperson Retainer(1)	$10,000
Annual Audit Committee Member Retainer(1)	$20,000

(1)	Annual retainers are payable quarterly in arrears on the date of the quarterly, in-person, regular meeting of the Board of Directors held in February, April, July and October of each year. In 2010, these meetings were held on February 2, April 27, July 13 and October 26.

(2)	Each non-employee director was entitled to receive, on the date of the annual stockholders meeting, an award of restricted stock units having a grant date fair value of $100,000 calculated in accordance with the accounting standards for share-based compensation. The restricted stock units vest approximately one year after the grant date, subject to acceleration in the event of death, permanent disability or a change in control. Regardless of vesting, the restricted stock units will not be converted into shares until the earlier of: (a) the date on which the recipient ceases to be a director or (b) a change in control that satisfies certain requirements set forth in Section 409A of the Code. Dividend equivalents are payable in the form of additional restricted stock units.

With respect to the compensation described above (other than the annual equity award), each non-employee director may elect to receive all such compensation in cash, our Common Stock or a combination thereof.

2010 DIRECTOR COMPENSATION

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors for services rendered to us during the fiscal year ended December 31, 2010.

	Fees Earned or	Stock
	Paid in Cash(1)	Awards(2)	Total
Name	($)	($)	($)

Claude R. Canizares	120,000	103,498	223,498
Thomas A. Corcoran	130,000	103,498	233,498
Lewis Kramer	120,000	102,871	222,871
Robert B. Millard	110,000	103,498	213,498
John M. Shalikashvili	100,000	103,498	203,498
Arthur L. Simon	120,000	103,498	223,498
Alan H. Washkowitz	110,000	103,498	213,498
John P. White	100,000	103,498	203,498

(1)	Includes fees with respect to which directors elected to receive payment in shares of our Common Stock, valued at the closing price on the date the director would have otherwise been issued a check for such payment. In 2010, Mr. Millard elected to receive payment in shares of our Common Stock with respect to fees totaling $110,000.

(2)	Represents the grant date fair value based on L-3 Holdings’ closing stock price at the date of grant calculated in accordance with the accounting standards for the share-based compensation (excluding the effect of estimated forfeitures) with respect to restricted stock units. Includes dividend equivalents of $3,486 (or $2,859 in the case of Mr. Kramer) paid in the form of additional restricted stock units.

The following table provides a summary of the aggregate number of stock option awards and restricted stock unit awards outstanding for each of our non-employee Directors as of December 31, 2010.

	Outstanding
	Options	Restricted
	(vested and	Stock Unit
Name	unvested)	Awards

Claude R. Canizares	13,550	2,446
Thomas A. Corcoran	26,050	2,446
Lewis Kramer	—	2,132
Robert B. Millard	26,050	2,446
John M. Shalikashvili	15,050	2,446
Arthur L. Simon	21,050	2,446
Alan H. Washkowitz	26,050	2,446
John P. White	11,050	2,446

The Board of Directors has also established a company stock ownership guideline of three times the annual retainer amount (i.e., $300,000) for each non-employee director. The guideline is currently in effect, but each current or future director has until five years after the date such director is elected to the Board of Directors to achieve the minimum level of ownership. Directors whose ownership is below or falls below the guideline after that time will receive all retainers and meeting fees in shares of our Common Stock that cannot be sold until the guideline requirement is satisfied.

“Stock ownership” is defined to include 100% of shares of Common Stock held outright; unvested restricted stock units; and 50% of the value of vested, “in-the-money” stock options.

REPORT OF THE AUDIT COMMITTEE

The directors who serve on the Audit Committee are all “independent” in accordance with the NYSE listing standards and the applicable SEC rules and regulations. During 2010, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2010. As part of the Company’s governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The Audit Committee charter can be obtained through our website at: http://www.L-3com.com.

We have reviewed and discussed with management and our independent registered public accountant, PricewaterhouseCoopers LLP, the Company’s Annual Report on Form 10-K, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2010.

We have discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by the Sarbanes-Oxley Act of 2002 and Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and have discussed with PricewaterhouseCoopers LLP their independence from the Company and management.

Based on the activities referred to above, we recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. The Board of Directors approved our recommendations.

During 2010, Thomas A. Corcoran (Chairman), Claude R. Canizares, Lewis Kramer and Arthur L. Simon served as members of the Audit Committee.

Thomas A. Corcoran (Chairman)
Claude R. Canizares
Lewis Kramer
Arthur L. Simon

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For services rendered in 2010 and 2009 by PricewaterhouseCoopers LLP, our independent registered public accounting firm, we incurred the following fees:

	Year
	2010	2009

Audit Fees(1)	$13,864,000	$13,616,000
Audit-Related Fees(2)	1,614,400	2,640,724
Tax Fees(3)	4,412,000	4,450,000
All Other Fees(4)	147,000	—

(1)	Represents fees incurred for the annual audits of the consolidated financial statements and internal control over financial reporting, quarterly reviews of interim financial statements and statutory audits of foreign subsidiaries.

(2)	Represents fees incurred for employee benefit plan audits, which include fees paid by both the Company and the employee benefit plans as provided for by the plans’ document, and for due diligence services pertaining to business combinations.

(3)	Represents fees incurred for U.S. and foreign income tax compliance, acquisition related tax services, expatriate tax services and state tax planning services.

(4)	Represents information technology advisory services and business continuity plan assessment.

The Audit Committee has considered and determined that the provision of the services covered under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining the registered public accounting firm’s independence.

In accordance with its charter, the Audit Committee has established pre-approval policies with respect to annual audit, other audit and audit related services and permitted non-audit services to be provided by our independent registered public accounting firm and related fees. The Audit Committee has pre-approved detailed, specific services. Fees related to the annual audits of our consolidated financial statements, including the Section 404 attestation, are specifically approved by the Audit Committee on an annual basis. All fees for pre-approved other audit and audit related services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the annual audit fee. All fees for pre-approved permitted non-audit services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC. The Audit Committee also pre-approves any proposed engagement to provide services not included in the approved list of audit and permitted non-audit services and for fees in excess of amounts previously pre-approved. The Audit Committee chairman or another designated committee member may approve these services and related fees and expenses on behalf of the Audit Committee, provided that such approval is reported to the Audit Committee at the next regularly scheduled meeting.

All of the services covered under the captions “Audit Fees,” and “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served on our Compensation Committee during the 2010 fiscal year has served us or any of our subsidiaries as an officer or employee or had any relationships requiring disclosure under Item 404 of Regulation S-K during the 2010 fiscal year. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2010 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy and written procedures for the review, approval and monitoring of transactions involving L-3 and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or greater of our outstanding Common Stock.

The related person transaction policy requires:

•	that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related person” transaction, and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by any committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•	that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the Compensation Committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•	management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NYSE and the Code.

During 2010, we did not enter into any transactions with related persons that required review and approval under the Board of Directors’ related person transaction policy. The Company will enter into a consulting agreement with John M. Shalikashvili following his retirement from L-3’s Board of Directors. Pursuant to this agreement, General (Ret.) Shalikashvili will, from time to time and at the request of the Company, assist the Company, including by providing advice with respect to the Company’s business, its strategic business plan and such other matters as may be reasonably requested by the Company. General (Ret.) Shalikashvili will receive annual compensation of $210,000 for these services. The consulting agreement may be terminated by either party on 30 days advance written notice.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information about shares of our Common Stock that may be issued under our equity compensation plans as of December 31, 2010. For a description of our equity compensation plans, see Note 18 to the audited consolidated financial statements included in L-3’s 2010 Annual Report on Form 10-K.

Equity Compensation Plan Information
Number of
	securities to be				Number of
	issued upon		Weighted-average		securities
	exercise of		exercise of		remaining available
	outstanding		outstanding		for future issuance
	options, warrants		options, warrants		under equity
Plan category	and rights		and rights		compensation plans
	(In millions)				(In millions)

Equity compensation plans approved by security holders	6.3	(1)	$78.58	(2)	15.1	(3)
Equity compensation plans not approved by security holders(4)	0.2		70.28		—

Total	6.5		$78.27		15.1

(1)	Represents awards, including stock options, restricted stock units and performance units, issuable under the 1999 Long Term Performance Plan (the “1999 Plan”) and the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan (the “2008 LTPP”). The number of shares of Common Stock to be issued in respect of performance units has been calculated based on the assumption that the maximum levels of performance applicable to the performance units will be achieved.

(2)	The calculation of the weighted average exercise price excludes the effect of the restricted stock unit awards and performance unit awards, which have been granted to employees at no cost.

(3)	Includes 6.4 million, 8.4 million and 0.3 million shares available for future issuance under the L-3 Communications Corporation 2009 Employee Stock Purchase Plan (the “2009 ESPP”), the 2008 LTPP and the Amended and Restated L-3 Communications Holdings, Inc. 2008 Directors Stock Incentive Plan, respectively. On April 27, 2010, our stockholders approved an amendment to the 2008 LTPP that increased the number of shares authorized for issuance under the 2008 LTPP to approximately 12.2 million shares, except that each share of our Common Stock issued under a “full value” award (i.e., awards other than stock options or stock appreciation rights) granted on or after March 1, 2010 is counted as 2.6 shares for purposes of this share limit.

(4)	Represents awards under the 1997 Option Plan for Key Employees of L-3 Communications Holdings, Inc. and Subsidiaries and the Amended and Restated 1998 Directors Stock Option Plan for Non-Employee Directors of L-3 Communications Holdings, Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our records and other information, we believe that all Section 16(a) forms required to be filed were filed on a timely basis and in compliance with the requirements of Section 16(a).

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive the Proxy Materials separately, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of the Proxy Materials by writing to: Corporate Secretary, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016 or by calling (212) 697-1111.

GENERAL AND OTHER MATTERS

At the date of this proxy statement, we know of no business that will be brought before the Annual Meeting other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments or postponements of the Annual Meeting, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

We have provided each stockholder whose proxy is being solicited hereby access to a copy of our Summary Annual Report and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2010. Written requests for additional copies should be directed to: Corporate Communications, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Please vote over the Internet or telephone, or (if you received a paper copy of the Proxy Materials) complete, date, sign and promptly mail the paper proxy card in the reply envelope accompanying the Proxy Materials sent to you. No postage is required if returned in the envelope provided, and mailed in the United States.

By Order of the Board of Directors,

Steven M. Post
Senior Vice President, General Counsel and
Corporate Secretary

New York, New York
March 14, 2011

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website, www.L-3com.com, and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary
L-3 Communications Holdings, Inc.
600 Third Avenue
New York, New York 10016

communications

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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000000000.000000 ext 000000000.000000 ext
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Internet or telephone Instructions

Available 24 hours a day, 7 days a week!

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and for 1 YEAR on Proposal 4.

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1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - H. Hugh Shelton	☐	☐	02 - Michael T. Strianese	☐	☐	03 - John P. White	☐	☐

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C 1234567890 J N T

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01AFKD

Internet or telephone Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m. Eastern Daylight Time on April 26, 2011 or by 10:00 a.m.
Eastern Daylight Time on April 21, 2011, if you own your shares through L-3’s 401(k) plan.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com/LLL • Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the Internet website. • Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is
NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.
Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.
Frequency of Advisory Vote on Executive Compensation: To determine, in a non-binding, advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.
Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.

Admission Ticket
2011 Annual Meeting of
L-3 Communications Holdings, Inc. Stockholders
PROXY SERVICES C/O COMPUTERSHARE INVESTOR SERVICES
PO BOX 43102 PROVIDENCE, RI 02940-5068
L-3 COMMUNICATIONS HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, APRIL 26, 2011, 2:30 P.M. EASTERN DAYLIGHT TIME THE RITZ-CARLTON NEW YORK
BATTERY PARK TWO WEST STREET
NEW YORK, NY PLEASE INDICATE WHETHER YOU PLAN TO ATTEND THE 2011 ANNUAL
MEETING OF STOCKHOLDERS BY MARKING THE APPROPRIATE BOX OR IF YOU USE THE INTERNET OR TELEPHONE SYSTEM, WHEN PROMPTED. ONLY
THE STOCKHOLDER(S) WHOSE NAME(S) APPEARS ON THIS TICKET, OR THE PROXY OF THAT STOCKHOLDER, WILL BE ADMITTED. DUE TO SPACE
LIMITATIONS, ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 2:30 P.M.
Upon arrival, please present this admission ticket and photo identification at the registration desk.
Directions to the 2011 Annual Meeting of Stockholders of L-3
Communications Holdings, Inc.
Directions from the East Side:
Take the FDR Drive South to the end and follow sign to the Battery Park City exit.
Proceed to the traffic light and make a right turn, go to the next light and make a left turn onto State Street and continue driving until very end.
The hotel is located at Battery Place and West Street.
Directions from the West Side:
Take the West Side Highway South. The West Side Highway South becomes West Street.
Continue South bearing right until the end of West Street. Turn right, the hotel is on your right.
Directions by Subway:
Take the 4/5 to Bowling Green (last stop in Manhattan). Turn right (South) onto Battery Place.
Follow Battery Place to Little West Street; turn right, the hotel is on your left. Or
Take the 2/3 to Wall Street. Walk West on Wall Street to Broadway; turn left on Broadway, then right onto Battery Place. Follow Battery Place to Little West Street; turn right, the hotel is on your left.
Or Take the 1/9 to Rector Street.
Walk South on Greenwich Street to Battery Place. Make right on Battery Place and follow to Little West Street; turn right, the hotel is on your left.
L-3 COMMUNICATIONS HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF L-3 COMMUNICATIONS HOLDINGS,
INC. (THE “COMPANY”) FOR
THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD ON APRIL 26, 2011, AND SHOULD BE READ
IN CONJUNCTION
WITH THE NOTICE OF MEETING AND THE PROXY STATEMENT.
The undersigned stockholder(s) hereby appoint Michael T. Strianese, Steven M. Post, and Ralph G. D’Ambrosio or any one of them, attorneys and agents, or proxy or proxies, with full power of substitution, in the name and on behalf of the undersigned, to attend, vote and act at the Annual Meeting of Stockholders to be held on
April 26, 2011, at 2:30 p.m., Eastern Daylight Time, at The Ritz-Carlton New York, Battery Park, Two West Street, New York, NY, and at any and all adjournments or postponements thereof, upon the matters set forth and in accordance with their discretion on any other matters that may properly come before the meeting, or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in accordance with the directions of the undersigned stockholder(s). In the absence of such directions, this proxy will be voted for all nominees listed on the reverse hereof, for the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm, for the approval of the advisory vote on executive compensation, and for “1 year” with respect to the frequency of the advisory vote on executive compensation. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE. YOU MAY ALSO MARK, SIGN,
DATE AND RETURN YOUR PROXY CARD TO:
L-3 Communications Holdings, Inc.
C/O Computershare Investor Services
PO Box 43102
Providence, RI 02940-5068
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE
HELD ON APRIL 26, 2011: OUR 2011
PROXY STATEMENT, SUMMARY ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT:
www.L-3com.com